Exhibit 3.4
FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
ALTA MESA HOLDINGS, LP
(A Texas Limited Partnership)

THE PARTNERSHIP INTERESTS OF ALTA MESA HOLDINGS, LP HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (A) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (B) THE TERMS AND CONDITIONS OF THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP. SUCH INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS AND THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP. THEREFORE, PURCHASERS OF SUCH INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
ALTA MESA HOLDINGS, LP

i

ii

Page
10.12 Remedies	33
10.13 Title to Property	33
10.14 Expenses	33

EXHIBITS

Exhibit A Defined Terms
Exhibit B Partners
Exhibit C Initial Development Plan and Budget

Schedule 3.1(b) Use of Initial Capital Contribution from Sowood
Schedule 5.3 Key Officers
Schedule 5.7 Contracts between General Partner and its Affiliates
Schedule 7.2

iii

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
ALTA MESA HOLDINGS, LP
(A Texas Limited Partnership)
     THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ALTA MESA HOLDINGS, LP (this “Agreement”) is made and entered into effective as of September 1, 2006, (the “Effective Date”) by and between Alta Mesa Holdings GP, LLC, a Texas limited liability company (“Alta Mesa GP”), as the sole general partner, those Persons listed on Exhibit B attached hereto as the Class A Limited Partners and Alta Mesa Investment Holdings Inc. (“Sowood”), as the Class B Limited Partner.
RECITALS
     WHEREAS, Alta Mesa Holdings, LP (the “Partnership”) has heretofore been formed as a limited partnership under the Texas Revised Limited Partnership Act pursuant to the Certificate of Limited Partnership of Alta Mesa Holdings, LP (“Certificate of Limited Partnership”) filed with the Secretary of State of Texas on September 26, 2005 and the Agreement of Limited Partnership of Alta Mesa Holdings, LP, dated September 26, 2005 by and among Alta Mesa GP and the Class A Limited Partners (the “Original Agreement”);
     WHEREAS, on the terms and conditions set forth herein and that certain Contribution Agreement, dated as of Effective Date and entered into by the Partnership and the Class B Limited Partner (the “Contribution Agreement”), Sowood desires to be admitted into the Partnership as a Class B Limited Partner upon the Effective Date, and Alta Mesa GP and the Class A Limited Partners desire to admit Sowood as a Class B Limited Partner upon the Effective Date; and
     WHEREAS, the Partners desire to provide for the governance of the Partnership and to set forth in detail their respective rights and duties relating to the Partnership and to amend and restate in its entirety the Original Agreement as set forth herein.
     NOW, THEREFORE, in consideration of the mutual promises and agreements made herein and in the Contribution Agreement, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
GENERAL
1.1 Formation / Continuation. Effective September 26, 2005, the Partnership was formed pursuant to the Certificate of Limited Partnership and the Original Agreement. Effective September 26, 2005, Alta Mesa GP and the Class A Limited Partners were admitted to the Partnership as the sole general partner and the limited partners, respectively. Sowood is hereby admitted to the Partnership as a Class B Limited Partner effective as of the Effective Date. Except as otherwise provided in this Agreement, the rights and liabilities of the Partners are governed by the Act.
1.2 Name. The name of the Partnership shall be “Alta Mesa Holdings, LP”. Subject to all applicable laws, the business of the Partnership shall be conducted in the name of the Partnership unless under the law of some jurisdiction in which the Partnership does business that business must be conducted under another name. In such a case, the business of the Partnership in that jurisdiction may be conducted under such other name or names (except the name of any Partner or their Affiliates) as the General Partner shall determine in its sole discretion to be necessary so long as it does not affect adversely the limited liability of the Limited Partners hereunder or jeopardize in any manner the title to or ownership of any of the assets of the Partnership or result in liability to the Partnership it would otherwise not have had. The General Partner shall cause to be filed on behalf of the Partnership such partnership or assumed or fictitious name certificate or certificates or similar instruments as may from time to time be required by law.

     1.3 Principal Office. The principal office and place of business of the Partnership and its street address shall be 6200 Highway 6 South, Suite 201, Houston, Texas 77038. The General Partner, at any time and from time to time, may change the location of the Partnership’s principal office and place of business and may establish such additional place or places of business of the Partnership as the General Partner shall determine to be necessary or desirable, provided that notice thereof is given concurrently to the Limited Partners.
     1.4 Registered Agent and Office. The registered office of the Partnership is 6200 Highway 6 South, Suite 201, Houston, Texas 77038 and the registered agent for service of process on the Partnership is Harlan H. Chappelle. The General Partner, at any time and from time to time, may change the Partnership’s registered offices or registered agents or both by complying with the applicable provisions of the Act and giving concurrent notice thereof to the Limited Partners and may establish, appoint and change additional registered offices and registered agents of the Partnership in such other states as the General Partner shall determine to be necessary or advisable.
     1.5 Term. The Partnership shall continue until terminated following dissolution in accordance with Section 9.1.
     1.6 Purpose. Subject to the other provisions of this Agreement, the business of the Partnership shall be: (a) exploring, developing, operating, investing in, acquiring, expanding, selling, managing, and financing, directly or indirectly, oil and gas properties, including those properties held by the Partnership and its Subsidiaries as of the Effective Date and properties acquired after the Effective Date; and (b) taking all such other actions incidental to any of the foregoing as may be necessary or desirable and for which a Texas limited Partnership may legally engage.
ARTICLE II
CERTAIN DEFINITIONS AND REFERENCES
     2.1 Certain Defined Terms. When used in this Agreement, capitalized terms shall have the respective meanings assigned to them on Exhibit A.
     2.2 References and Titles. All references in this Agreement to articles, sections, subsections, and other subdivisions refer to corresponding articles, sections, subsections, and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only, shall not constitute part of such subdivisions, and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement. The word “includes” and its variants mean including, without limitation.
ARTICLE III
CAPITALIZATION AND PERCENTAGE INTERESTS
     3.1 Initial Capital Contributions.
          (a) Alta Mesa GP and the Class A Limited Partners have made such Capital Contributions to the Partnership as reflected in the Original Agreement and on the books and records of the Partnership.

          (b) Pursuant to Section 2.3 of the Contribution Agreement, on the Effective Date, the Class B Limited Partner shall make a Capital Contribution in an amount equal to the sum of $25,000,000, which Capital Contributions shall be generally used by the Partnership as provided in Schedule 3.1(b).
     3.2 Additional Capital Contributions
          (a) The General Partner and the Class A Limited Partners shall have no obligation or liability to make any additional Capital Contributions.
          (b) In addition to the initial Capital Contribution as provided under Section 3.1 (b), the Class B Limited Partner shall make the following additional Capital Contributions at the times and subject to the conditions provided in this Agreement and the Contribution Agreement:
          (i) an amount not to exceed (A) $56,000,000, minus (B) the total amount contributed by the Class B Limited Partner pursuant to Section 3.1(b), which contribution shall be made in accordance with the initial Development Plan and Budget attached hereto as Exhibit C; plus
          (ii) an amount not to exceed $44,000,000, which amount shall be used by the Partnership solely for funding the acquisitions or for such as other uses as may be approved by the General Partner and the Class B Limited Partner pursuant to Section 5.3(f).
     The amounts to be contributed under subsections (i) and (ii) above are collectively referred to herein as the “Class B Commitment”. Notwithstanding anything to the contrary herein, the Class B Limited Partner shall not be required to make any Capital Contributions in excess of the Class B Commitment.
          (c) The Class B Limited Partner shall pay the Class B Commitment in separate Drawdowns, subject to the provisions of Section 3.2(b) and the following additional terms and conditions:
          (i) Drawdown Notices. The General Partner shall provide the Class B Limited Partner with a notice of each Drawdown (a “Drawdown Notice”) sent at least 15 Business Days prior to the date on which such Drawdown is due and payable to the Partnership (the “Funding Date”). Each Drawdown Notice shall include (A) a brief description of the transaction or purpose for which such Capital Contributions are required, (B) the aggregate amount of Capital Contributions required (which shall not be less than $1,000,000), (C) the Funding Date, (D) wire transfer or other remittance instructions, and (E) such other information with respect to the Drawdown as the General Partner shall determine is appropriate.
          (ii) Payment of Drawdown. The Class B Limited Partner shall pay to the Partnership the Capital Contribution in accordance with the funding instructions in the Drawdown Notice in immediately available funds in U.S. dollars to the account specified therein on or prior to the Funding Date.
          (d) No Third Party Beneficiary. Except as provided in Section 5.10 (with respect to Covered Persons), or as otherwise specifically agreed with any third party, the provisions of this Section 3.2 are intended solely to benefit the Partnership and the Partners (and their Affiliates and Covered Persons, where applicable), shall not be construed as conferring any benefit upon any creditor of the Partnership or a Subsidiary (and no such creditor shall be a third party beneficiary of this Agreement), and the Class B Limited Partner shall have no duty or obligation to any creditor of the Partnership or a Subsidiary to make any contributions to the capital of the Partnership pursuant to this Section 3.2.

     3.3 Default in Making Capital Contributions
          (a) Remedies Upon Default. If the Class B Limited Partner fails to make, when due, all or any portion of the Capital Contribution required to be contributed by it to the Partnership pursuant to Section 3.2 and the Contribution Agreement, and such failure persists for a period of 15 Business Days after receipt by the Class B Limited Partner of a notice from the General Partner specifying such failure, then, during the period in which the Class B Limited Partner remains in default, the General Partner may cause the Partnership to exercise any one or more of the following remedies:
          (i) extinguish (A) the Class B Limited Partner’s rights set forth in Section 5.3, exclusive of subsections (h), (i), (j), (n), (o), (p) and (r) of such Section, and (B) subject to the provisos below in this Section 3.3(a), the Class B Limited Partner’s right to approve of certain actions to be taken by the Partnership as specified elsewhere in this Agreement; and/or
          (ii) extinguish the Class B Limited Partner’s rights to make a Liquidity Request pursuant to Section 5.6; and/or
          (iii) withhold any and all distributions that would otherwise be made to the Class B Limited Partner until the aggregate amount of such withheld distributions equals 300% of the Capital Contribution the Class B Limited Partner failed to make (with any such amounts withheld by the Partnership being allocated and distributed to the Class A Limited Partners, Pro Rata);
provided, however, that foregoing shall not be deemed to modify or limit (A) the Class B Limited Partner’s specific approval rights under Section 4.11(f), Section 4.12 or Section 10.2 or as a Limited Partner generally or (B) the General Partner’s duties and obligations to the Limited Partners (including the Class B Limited Partner) as set forth herein; and provided, further, that the General Partner shall not have the rights provided above in this Section 3.3 if, at the time of the Class B Limited Partner’s failure to pay all or a portion of a required Capital Contribution, the Class B Limited Partner has the right to remove the General Partner under Section 7.7(a).
          (b) Non-Exclusive Remedies. The remedies set forth in this Section 3.3 shall not be exclusive of any other remedy which the Partnership or the Partners may have at law or in equity or under this Agreement, it being agreed that the Class B Limited Partner shall be personally liable for the making of its required Capital Contributions. Each of the Partners agrees to the remedies set forth in this Section 3.3.
     3.4 Return of Capital Contributions. No interest shall accrue on any Capital Contributions, and no Partner shall have the right to withdraw or be repaid any Capital Contributions made by that Partner except as provided in ARTICLE IV and Section 9.3. No Partner shall be liable for the return of any other Partner’s Capital Contributions.
     3.5 Percentage Interests. The Percentage Interests of each of the Partners are set forth on Exhibit B.
ARTICLE IV
DISTRIBUTIONS, ALLOCATIONS, AND TAX MATTERS
     4.1 Distributions of Net Cash From Operations. Distributions of Net Cash From Operations shall be made in the following order of priority:
          (a) first, 65% to the Class B Limited Partner and 35% to the General Partner and the Class A Limited Partners until the Class B Limited Partner has received aggregate distributions from the

Partnership since the Effective Date equal to the Class B Limited Partner’s aggregate Capital Contributions since the Effective Date (the “1x Return Amount”);
          (b) second, 65% to the Class B Limited Partner and 35% to the General Partner and the Class A Limited Partners until the cumulative amount of distributions to the Class B Limited Partner pursuant to this Agreement results in the Class B Limited Partner achieving a 15% IRR;
          (c) third, 45% to the Class B Limited Partner and 55% to the General Partner and the Class A Limited Partners until the cumulative amount of distributions to the Class B Limited Partner pursuant to this Agreement result in the Class B Limited Partner achieving a 27.5% IRR; and
          (d) thereafter, 20% to the Class B Limited Partner and 80% to the General Partner and the Class A Limited Partners.
All distributions made to the General Partner and the Class A Limited Partners under this Section 4.1 shall be made Pro Rata to such Partners.
     4.2 Distributions of Net Cash From a Liquidity Event. Net Cash From a Liquidity Event shall be distributed to the Partners as follows:
          (a) if the Liquidity Event occurs prior to the fourth anniversary date of the Effective Date, Net Cash From a Liquidity Event shall be distributed to the Partners in the same manner as Net Cash From Operations is distributed pursuant to Section 4.1; provided, however, that if such distributions will not provide the Class B Limited Partner aggregate distributions from the Partnership since the Effective Date equal to at least 200% of the Class B Limited Partner’s aggregate Capital Contributions since the Effective Date (the “2x Return Amount”), then the Net Cash From a Liquidity Event otherwise distributable to the General Partner and the Class A Limited Partner shall be distributed to the Class B Limited Partner until the Class B Limited Partner receives aggregate distributions from the Partnership equal to the 2x Return Amount; or
          (b) if the Liquidity Event occurs on or after the fourth anniversary date of the Effective Date, Net Cash From a Liquidity Event shall be distributed to the Partners as follows:
          (i) first, 100% to the Class B Limited Partner until the Class B Limited Partner receives aggregate distributions under this Agreement from the Partnership equal to the 1x Return Amount;
          (ii) second, 65% to the Class B Limited Partner and 35% to the General Partner and the Class A Limited Partners until the cumulative amount of distributions to the Class B Limited Partner pursuant to this Agreement result in the Class B Limited Partner achieving a 10% IRR;
          (iii) third, 100% to the General Partner and the Class A Limited Partners until the aggregate distributions pursuant to Sections 4.1, 4.2(b)(i), and 4.2(b)(ii) of this Agreement and this Section 4.2(b)(iii) have been distributed 65% to the Class B Limited Partner and 35% to the General Partner and Class A Limited Partners;
          (iv) fourth, 65% to the Class B Limited Partner and 35% to the General Partner and the Class A Limited Partners until the cumulative amount of distributions to the Class B Limited Partner pursuant to this Agreement result in the Class B Limited Partner achieving a 15% IRR;

          (v) fifth, 45% to the Class B Limited Partner and 55% to the General Partner and the Class A Limited Partners until the cumulative amount of distributions to the Class B Limited Partner pursuant to this Agreement result in the Class B Limited Partner achieving a 27.5% IRR ; and
          (vi) thereafter, 20% to the Class B Limited Partner and 80% to the General Partner and the Class A Limited Partners.
All distributions made to the General Partner and the Class A Limited Partners under this Section 4.2 shall be made Pro Rata to such Partners.
     4.3 Tax Distributions. In each Fiscal Year, the General Partner shall distribute to the Partners, to the extent of Available Cash, in proportion to the taxable income allocated to them, such amount as the General Partner reasonably determines is necessary to enable the Partners who were allocated taxable income during that Fiscal Year to pay their income taxes on their distributive shares of the Partnership’s taxable income (including separately stated items). In making such determination, the General Partner shall assume that all Partners are (a) residents of the jurisdiction with the highest applicable state income tax rate of all the jurisdictions in which any Partner resides; (b) subject to the highest marginal federal, state, and local tax rates applicable to corporations, taking into account any allowable federal income tax deduction for state and local taxes; and (c) subject to such other reasonable assumptions as the General Partner may determine. The distributions pursuant to this Section 4.3 shall not be in addition to the distributions described in Sections 4.1 and 4.2, but shall be considered advance distributions of the amounts otherwise distributable pursuant to Sections 4.1 and 4.2 and shall reduce, to the extent not otherwise taken into account, the amounts that would subsequently otherwise be distributable pursuant to those Sections.
     4.4 Distribution Limitations. Notwithstanding anything to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not be required to make a distribution to any Partner on account of its Interest if such distribution would violate the Act or other applicable law.
     4.5 Distribution Policy; Payment of Related Party Subordinated Debt and Indemnity Obligations under Contribution Agreement.
          (a) Except as provided in Section 4.3 and as the General Partner and the Class B Limited Partner may otherwise agree, prior to the fourth anniversary of the Effective Date, Net Cash Flow from Operations shall be retained by the Partnership to fund the activities of the Partnership and the Subsidiaries, including development, exploration and acquisition activities.
          (b) Except as provided in Section 4.3 and as the General Partner and the Class B Limited Partner may otherwise agree, after the fourth anniversary of the Effective Date, Net Cash Flow from Operations shall be distributed to the Partners, subject to the retention of Agreed Reserves.
          (c) Except as otherwise agreed upon by the General Partner and the Class B Limited Partners, Net Cash From a Liquidity Event shall be distributed to the Partners, subject to the retention of Agreed Reserves.
          (d) Notwithstanding anything to the contrary herein, all amounts due and owing by the Partnership in respect of (i) Related Party Subordinated Debt (including payments of principal and interest thereon) and (ii) Contribution Agreement Indemnity Obligations shall be made by the Partnership exclusively from the General Partner’s and the Class A Limited Partners’ allocable share hereunder (but excluding amounts allocable to any Class A Limited Partner that was previously a Warrant Holder) of Distributions of Net Cash From Operations and Distributions of Net Cash From a Liquidity Event. For example, if one dollar ($1.00) is available for distribution to the Class A Limited Partners, ten cents ($0.10) will be distributed, in the aggregate, to the Class A Limited Partners that were previously Warrant Holders (assuming that such Warrant Holders have, prior to the date on which such distribution is made, all exercised their rights under the Warrants to become a Class A Limited Partner and at the time of such distribution held an aggregate pro rata 10% of the Class A Limited Partners Interest), and the remaining ninety cents ($0.90) would be distributed pro rata to the General Partner and the remaining Class A Limited Partners or used to repay the Related Party Subordinated Debt.
     4.6 Capital Accounts. A capital account (a “Capital Account”) shall be established and maintained for each Partner to which shall be credited the Capital Contributions made by such Partner and such Partner’s allocable share of Net Income (and items thereof), and from which shall be deducted distributions to such Partner of cash or other property and such Partner’s allocable share of Net Loss (and items thereof). To the extent not provided for in the preceding sentence, the Capital Accounts of the Partners shall be adjusted and maintained in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv). The Partners’ Capital Accounts as of the Effective Date shall be as set forth opposite their respective names in Exhibit B.
     4.7 Allocations to Capital Accounts.
          (a) Net Loss. Except as provided in Section 4.7(c), Net Loss (and items thereof) shall be allocated in a manner such that the Capital Account of each Partner, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to the amount of the distributions that would be made to such Partner pursuant to Section 4.2(b), if (i) the Partnership were dissolved and terminated; (ii) its affairs were wound up and each Partnership asset was sold for cash equal to its Book Value; (iii) all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability); and (iv) the net assets of the Partnership were distributed in accordance with Section 4.2 to the Partners immediately after giving effect to such allocation.
          (b) Net Income and Simulated Gain. Except as provided in Section 4.7(c), Net Income (and items thereof) and Simulated Gain shall be allocated (i) first to the Partners in proportion to and in an amount equal to the allocation of Net Loss under Section 4.7(a) and Simulated Depletion and Simulated Loss under Section 4.7(b) until the aggregate amount of Net Income and Simulated Gain allocated under this clause (i) equals the aggregate amount of Net Loss allocated under Section 4.7(a) and Simulated Depletion and Simulated Loss allocated under Section 4.7(b), and (ii) second in a manner such that the Capital Account of each Partner, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to the amount of the distributions that would be made to such Partner pursuant to Section 4.2(b), if (A) the Partnership were dissolved and terminated; (B) its affairs were wound up and each Partnership asset was sold for cash equal to its Book Value; (C) all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability); and (D) the net assets of the Partnership were distributed in accordance with Section 4.2 to the Partners immediately after giving effect to such allocation.
          (c) Allocations Relating to Last Fiscal Year. Except as otherwise provided elsewhere in this Agreement, if upon the dissolution and termination of the Partnership pursuant to ARTICLE IX and after all other allocations provided for in Section 4.7 have been tentatively made as if this Section 4.7(c) were not in this Agreement, a distribution to the Partners under ARTICLE IX would be different from a distribution to the Partners under Section 4.2, then Net Income (and items thereof), Simulated Gain, Net Loss (and items thereof) Simulated Loss, and Simulated Depletion for the Fiscal Year in which the Partnership dissolves and terminates pursuant to ARTICLE IX shall be allocated among the Partners in a manner such that the Capital Account of each Partner, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to the amount of the distributions that would be made to such Partner during such last Fiscal Year pursuant to Section 4.2. The General Partner with the agreement of the Class B Limited Partner, may apply the principles of this Section 4.7(c) to any Fiscal Year preceding the Fiscal Year in which the Partnership dissolves and terminates (including through application of Section 761(e) of the Code) if delaying application of the principles of this Section 4.7(c) would likely result in distributions under ARTICLE IX that are materially different from distributions under Section 4.2 in the Fiscal Year in which the Partnership dissolves and terminates.
          (d) The Simulated Basis in each oil and gas property owned by the Partnership on the date of this Agreement and any Simulated Depletion or Simulated Loss calculated with respect thereto shall be allocated among the Partners in proportion to their Capital Percentages as in effect on the date of this Agreement, or in the case of properties acquired by the Partnership after the date of this Agreement, in proportion to their Capital Percentages at the time of acquisition of such property. For purposes of this subsection (d), “Capital Percentage” means, initially, (i) for the Class B Limited Partner, a percentage of the Book Value of the oil and gas properties owned by the Partnership on the date of this Agreement sufficient to give to the Class B Limited Partner a Simulated Basis in such properties equal to the sum of $25 million plus the Class B Limited Partner’s allocable share of Partnership indebtedness, if any, and (ii) for the General Partner and the Class A Limited Partners together, a percentage equal to 100% minus the percentage determined under clause (i) above for the Class B Limited Partner. The Capital Percentages applicable at the time of acquisition of oil and gas property after the date of this Agreement shall be those percentages represented by the Partners’ percentages of the capital used to acquire such property (either in the form of Capital Contributions or other Partnership funds previously allocated to the Partners hereunder).
          (e) Allocations in Special Circumstances. The following special allocations shall be made in the following order:
          (i) Minimum Gain Chargeback. Notwithstanding any other provision of this ARTICLE IV, if there is a net decrease in partnership minimum gain (as defined in Treasury Regulations Section 1.704-2(b)(2) and (d)) during any Fiscal Year, the Partners shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to the portion of such Partner’s share of the net decrease in partnership minimum gain, determined in accordance with Treasury Regulations Section 1.704-2(f) and (g). This Section 4.7(e)(i) is intended to comply with the minimum gain chargeback requirement in such section of the Treasury Regulations and shall be interpreted consistently therewith.
          (ii) Partner Minimum Gain Chargeback. Notwithstanding any other provision of this ARTICLE IV, if there is a net decrease in Partner nonrecourse debt minimum gain attributable to a Partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(i)) during any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to the portion of such Partner’s share of the net decrease in Partner nonrecourse debt minimum gain attributable to such Partner’s nonrecourse debt, determined in accordance with Treasury Regulations Section 1.704-2(i). This Section 4.7(e)(ii) is intended to comply with the minimum gain chargeback requirement in such section of the Treasury Regulations and shall be interpreted consistently therewith.
          (iii) Qualified Income Offset. In the event any Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to each such Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit, if any, in such Limited Partner’s Capital Account (as determined under Treasury Regulations Section 1.704-1 and after crediting such Capital Account for any amounts that such Limited Partner is obligated to restore or is deemed obligated to restore pursuant to Treasury Regulations Section 1.704-2) as quickly as possible; provided that an allocation pursuant to this Section 4.7(e)(iii) shall be made only if and to the extent that such Limited Partner would have such Capital Account deficit after all other allocations provided for in Section 4.7 have been tentatively made as if this Section 4.7(e)(iii) were not in this Agreement. This Section 4.7(e)(iii)

is intended to comply with the qualified income offset provisions in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
          (iv) Gross Income Allocation. In the event any Limited Partner has a deficit balance in such Limited Partner’s Capital Account (as determined after crediting such Capital Account for any amounts that such Limited Partner is obligated to restore or is deemed obligated to restore pursuant to Treasury Regulations Section 1.704-2), items of Partnership income and gain shall be specially allocated to such Limited Partner in an amount and manner sufficient to eliminate such deficit (as so determined) of such Limited Partner’s Capital Account as quickly as possible; provided that an allocation pursuant to this Section 4.7(e)(iv) shall be made only if and to the extent that such Limited Partner would have such Capital Account deficit (as so determined) after all other allocations provided for in Section 4.7 (other than Section 4.7(e)(iii)) have been tentatively made as if this Section 4.7(e)(iv) were not in this Agreement.
          (v) Loss Allocation Limitation. No allocation of Net Loss (or items thereof) or Simulated Loss shall be made to any Partner to the extent that such allocation would create or increase a deficit in such Partner’s Capital Account (as determined after debiting such Capital Account for the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4),(5) and (6) and crediting such Capital Account for any amounts that such Partner is obligated to restore or is deemed obligated to restore pursuant to Treasury Regulations Section 1.704-2).
          (f) Transfer of or Change in Interests. A transferee of an Interest in the Partnership shall succeed to the Capital Account of the transferor Partner to the extent it relates to the transferred Interest.
          (g) Syndication and Organization Expenses. Syndication and organization expenses (as defined in Section 709(a) of the Code) for any Fiscal Year shall be allocated to the Capital Accounts of the Partners so that, as nearly as possible, the cumulative amount of such expenses allocated with respect to such Partner corresponds to the amount paid by such Partner.
     4.8 Tax Allocations.
          (a) General Rules. Except as otherwise provided in Section 4.8(c), for each fiscal period, items of Partnership income, gain, loss, deduction and expense shall be allocated, for federal, state and local income tax purposes, among the Partners in the same manner as the Net Income (and items thereof) or Net Loss (and items thereof) of which such items are components were allocated pursuant to Section 4.7.
          (b) Section 613A(c)(7)(D) of the Code. The deduction for depletion with respect to each separate oil and gas property (as defined in Section 614 of the Code) shall in accordance with Section 613A(c)(7)(D) of the Code be computed separately by the Partners rather than the Partnership. For such purpose, except as provided in Section 4.8(c), the adjusted tax basis of each such property shall be allocated among the Partners in the same manner in which the Simulated Basis of such property is allocated. Each Partner shall separately keep records of its share of the adjusted tax basis in each separate oil and gas property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Partnership.
          (c) Section 704(c) of the Code. Income, gains, losses and deductions with respect to any property (other than cash) contributed or deemed contributed to the capital of the Partnership shall, solely for income tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Fair Market Value at the time of the contribution or deemed contribution in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder. Such allocations shall be made in such manner and utilizing such permissible tax elections as the General Partner and Limited Partners shall mutually agree.

     If there is a revaluation of Partnership property pursuant to the definition of Book Value (including upon execution of this Agreement), subsequent allocations of income, gains, losses or deductions with respect to such property shall be allocated among the Partners so as to take account of any variation between the adjusted tax basis of such property to the Partnership for federal income tax purposes and its Fair Market Value in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder. Such allocations shall be made in such manner and utilizing such permissible tax elections as the General Partner and the Limited Partners shall mutually agree; provided, however, that in connection with the admission of the Class B Limited Partner to the Partnership, the General Partner shall elect to use the traditional method with curative allocations so that, to the maximum extent possible, the Class B Limited Partner will have tax basis or other deductions attributable to Partnership assets at least equal to the deductions that would be available to the Class B Limited Partner if the tax basis in oil and gas properties on the date of this Agreement were equal to the Simulated Basis allocated to the Class B Limited Partner under Section 4.7(d).
          (d) Capital Accounts Not Affected. Allocations pursuant to this Section 4.8 are solely for federal, state and local tax purposes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or allocable share of Net Income (or items thereof) or Net Loss (or items thereof).
          (e) Tax Allocations Binding. The Partners acknowledge that they are aware of the tax consequences of the allocations made by this Section 4.8 and hereby agree to be bound by the provisions of this Section 4.8 in reporting their respective shares of items of Partnership income, gain, loss, deduction and expense.
     4.9 Restoration of Negative Capital Accounts. Except as otherwise required by law, no Partner shall have any obligation to the Partnership or the other Partners or to any other Person, including creditors of the Partnership, to restore any negative balance in its Capital Account.
     4.10 Withholding. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any foreign or United States federal, state or local withholding or deduction requirement with respect to any allocation, payment or distribution by the Partnership to any Partner or other Person. All amounts so withheld, and, in the manner determined by the General Partner in its discretion, amounts withheld with respect to any allocation, payment or distribution by any Person to the Partnership, shall be treated as distributions to the applicable Partners under the applicable provisions of this Agreement. If any such withholding requirement with respect to any Partner exceeds the amount distributable to such Partner under the applicable provision of this Agreement, or if any such withholding requirement was not satisfied with respect to any amount previously allocated or distributed to such Partner, such Partner and any successor or assignee with respect to such Partner’s Interest hereby indemnifies and agrees to hold harmless the General Partner and the Partnership for such excess amount or such withholding requirement, as the case may be.
     4.11 Tax Elections. The General Partner shall make the following elections on behalf of the Partnership:
          (a) To elect, in accordance with Section 263(c) of the Code and applicable Treasury Regulations and comparable state law provisions, to deduct as an expense all intangible drilling and development costs with respect to productive and non-productive wells and the preparation of wells for the production of oil or gas;
          (b) To elect the calendar year as the Partnership’s fiscal year if permitted by applicable law;

          (c) To elect the accrual method of accounting;
          (d) In consultation with the Class B Limited Partner, to elect, in accordance with Sections 734, 743, and 754 of the Code and applicable Treasury Regulations and comparable state law provisions, to adjust basis in the event any Partnership interest is transferred in accordance with this Agreement or any Partnership property is distributed to any Partner;
          (e) To elect to deduct all organizational and start-up costs of the Partnership to the extent permitted under Sections 195 and 709 of the Code; and
          (f) To elect with respect to such other federal, state and local tax matters as the General Partner and the Partners shall agree upon from time to time.
     4.12 Tax Matters Partner. The General Partner shall be designated the tax matters partner under Code Section 6231 and shall promptly notify the Partners if any tax return or report of the Partnership is audited or if any adjustments are proposed by any governmental body. In addition, the General Partner shall promptly furnish to the Partners all notices concerning administrative or judicial proceedings relating to federal income tax matters as required under the Code. During the pendency of any such administrative or judicial proceeding, the General Partner shall furnish to the Partners periodic reports, not less often than monthly, concerning the status of any such proceeding. Without the consent of the Class B Limited Partner, the General Partner shall not extend the statute of limitations, file a request for administrative adjustment, file suit concerning any tax refund or deficiency relating to any Partnership administrative adjustment or enter into any settlement agreement relating to any Partnership item of income, gain, loss, deduction or credit for any fiscal year of the Partnership.
     4.13 Maintain Status as a Tax Partnership. Without limiting Section 6.4(b), no Partner shall elect or cause the Partnership to elect to have the Partnership treated as an association taxable as a corporation.
ARTICLE V
MANAGEMENT OF THE PARTNERSHIP; OPERATIONS ON PARTNERSHIP PROPERTIES
     5.1 Management by the General Partner. The business and affairs of the Partnership will be managed by the General Partner. Except as provided in Section 5.3 and elsewhere in this Agreement and except as otherwise provided by applicable law, the General Partner shall have full and exclusive power and authority on behalf of the Partnership to manage, control, administer and operate the properties, business and affairs of the Partnership in accordance with this Agreement and to do or cause to be done any and all acts deemed by the General Partner to be necessary or appropriate thereto.
     5.2 Specific Authority of the General Partner. Without limiting the generality of Section 5.1, but subject to the limitations in Section 5.3 and elsewhere in this Agreement, the authority of the General Partner to manage the business and affairs of the Partnership will include authority to:
          (a) implement the Development Plan and Budget substantially in accordance with the terms contained therein in all material respects,
          (b) acquire, hold, maintain, improve, sell, transfer, exchange, pledge, and dispose of the Partnership’s assets and properties, and exercise all rights, powers, privileges, and other incidents of ownership or possession with respect to the Partnership’s assets and properties, including instituting, settling or compromising suits and administrative proceedings and other similar matters relating thereto in the name and on behalf of the Partnership;

          (c) enter into, make, and perform contracts, agreements, and other undertakings by and on behalf of the Partnership that may be necessary, appropriate or advisable to further the purposes of the Partnership in accordance with this Agreement and make decisions and waivers thereunder; provided, however, any such contracts, agreements, or other undertakings entered into between or among the Partnership, on the one hand, and the General Partner and its Affiliates, on the other hand, must comply with Section 5.7;
          (d) open and maintain bank and investment accounts and arrangements, draw checks and other orders for the payment of money, and designate individuals with authority to sign or give instructions with respect to those accounts and arrangements;
          (e) hire for usual and customary payments and expenses consultants, brokers, attorneys, accountants and such other agents for the Partnership as it may deem necessary or advisable, and authorize any such agent to act for and on behalf of the Partnership;
          (f) maintain the assets of the Partnership in good order;
          (g) collect sums due the Partnership;
          (h) to the extent funds of the Partnership are available therefor, pay debts and obligations of the Partnership;
          (i) to the extent cash is available, pay, and cause the Partnership to pay, all taxes and royalties burdening the Oil and Gas Interests as and when due, and pay on a current basis all capital costs, operating expenses and other charges associated with the Oil and Gas Interests;
          (j) acquire any asset for the Partnership;
          (k) borrow money or otherwise commit the credit of the Partnership for Partnership activities;
          (l) incur obligations or otherwise commit the credit of the Partnership with respect to hedging agreements or other similar agreements;
          (m) obtain insurance for the Partnership and, to the extent appropriate, its Covered Persons in accordance with prudent industry practices and as required by Class B Partner, including D&O and E&O coverage; and
          (n) manage, directly and indirectly, the business and affairs of the Subsidiaries.
     5.3 Limitations on Power and Authority of the General Partner. Notwithstanding any other provision of this Agreement to the contrary, the General Partner shall have no right, power or authority to do, or cause the Partnership to do directly or indirectly, any of the following on behalf of the Partnership or the Subsidiaries without the written consent of the Class B Limited Partner:
          (a) any sale of any Property or asset of the Partnership or a Subsidiary (in a single transaction or a series of related transactions) having a value in each case in excess of $10,000,000 or any sales of Properties or assets of the Partnership or its Subsidiaries during any 12 month period having an aggregate value in excess of ten percent (10%) of the proved reserves value of the Properties as reflected under the most recent engineering report delivered under Section 8.2 (c);

          (b) except in connection with the Senior Credit Facility, the incurrence by the Partnership or any Subsidiary of indebtedness for borrowed money in excess of amounts drawn under a Partnership credit facility that was approved by the Class B Limited Partner;
          (c) the guaranty by the Partnership or any Subsidiary of the payment of money or the performance of any contract or other obligation of any person other than the Partnership or any Subsidiary, except in connection with indebtedness permitted under Section 5.3(b);
          (d) the grant of liens on any assets of the Partnership or its Subsidiaries, except in connection with the indebtedness permitted under Section 5.3(b) or for customary liens contained in joint operating agreements;
          (e) the adoption of the Development Plan and Budget for the Partnership and its Subsidiaries pursuant to the terms of Section 5.4, and making any material amendments to thereto;
          (f) the acquisition of properties and other assets (whether in one or in a series of related transactions) having a purchase price or, if not a cash transaction, a Fair Market Value, which exceeds $10,000,000 and which acquisition is not expressly budgeted for in the approved Budget;
          (g) the appointment of any successor to the Chief Executive Officer or any other senior officer of the Partnership and the payment of any executive compensation to the senior officers of the Partnership and its Subsidiaries;
          (h) the approval of any policy of director and officers liability insurance;
          (i) entering into a partnership or joint venture with any other party for the purpose of carrying on any business other than in the ordinary course of business;
          (j) creating any Subsidiary other than in the ordinary course of business;
          (k) any amalgamation, reconstruction, liquidation, dissolution, commencement of bankruptcy, or similar proceedings with respect to the Partnership or any Subsidiary, or compromise with a creditor;
          (l) the merger or consolidation of the Partnership with any entity, the conversion of the Partnership into any other organizational form, or the exchange of interests with any other person or entity;
          (m) except for the issuance of the Warrants in connection with the Senior Credit Facility, any issuance of Interests, ownership interests, debentures, bonds or any other security by the Partnership or any Subsidiary, including issuances of securities in connection with any employee incentive plan or as consideration in any acquisition (whether by purchase of ownership interests, asset purchase or merger);
          (n) any transaction or series of related transactions (not otherwise expressly permitted) between the Partnership or any Subsidiary, on the one hand, and any Partner or Affiliate of any Partner, on the other hand;
          (o) pursuant to Section 10.2, any amendment to this Agreement, any adoption of or amendment to the partnership agreement, memorandum and articles of association, certificate and articles of incorporation, bylaws, or other organizational documents, of the Partnership or any Subsidiary;
          (p) except for the exercise of one or more of the Warrants in accordance with their terms (including the exercise of such rights by a designee of the Holder (as defined in the Warrant) as provided in

          Section 2.1 of the Warrant), any redemption or other change in the Interests or ownership interest, or options or other rights to acquire such interests, in the Partnership or the Subsidiaries;
          (q) the initiation, compromise or settlement of any lawsuit, administrative matter or other dispute where the amount the Partnership may recover or might be obligated to pay, as applicable, is in excess of $100,000;
          (r) the extension of any loans by the Partnership to any third party (including the General Partner or any Affiliate thereof);
          (s) the grant of any approval by the Partnership under Section 6 of that certain Shared Services Agreement dated as of even date herewith by and among Alta Mesa Services, LP, on the one hand, and the General Partner, the Partnership and certain of the subsidiaries of the Partnership, on the other hand, or
          (t) the amendment or modification of the terms of any Warrant, the waiver of any material right of the Partnership under any Warrant or the making of any material determination or election by the Partnership under the Warrant.
     5.4 Development Plan and Operating Budget.
          (a) The General Partner shall prepare and submit to the Class B Limited Partner a proposed development plan (“Development Plan”) and budget (“Budget”) annually, on or before the 60th day prior to the end of each Fiscal Year, which shall set forth, for the next following Fiscal Year, the proposed operations, time schedule for implementing operations, estimated revenues, operating expenditures, and capital expenditures for the Partnership and each of its Subsidiaries. The initial Development Plan and Budget for the Partnership and each of its Subsidiaries for the balance of the Fiscal Year 2006 and Fiscal Year 2007 is attached hereto as Exhibit C.
          (b) Except for the initial Development Plan and Budget set forth on Exhibit C, all Development Plans and Budgets shall be subject to the prior written approval of the Class B Limited Partner, and no Development Plan or Budget shall be deemed to be effective hereunder until such time as the General Partner has received prior written approval thereof from the Class B Limited Partner. The Class B Limited Partner shall respond in writing to each such proposed Development Plan and Budget within 20 days after receipt thereof. In any response, the Class B Limited Partner shall specify in detail its disapproval of any item or items therein or its disapproval of the whole, and any modification made by the Class B Limited Partner thereto and recommended changes therein. Within 20 days after receipt by the General Partner of the Class B Limited Partner’s disapproval of any proposed Development Plan or Budgeted item, the General Partner shall resubmit to the Class B Limited Partner a revised Development Plan and Budget. In the event that any Fiscal Year hereunder shall commence without a Development Plan or Budget approved in writing by the Class B Limited Partner pursuant to the terms of this Section 5.4(b), the General Partner shall be entitled to make expenditures for items specified in the Budget for the most recent Fiscal Year which has been approved in writing by the Class B Limited Partner for the actual amount of such items and for any expenditures which, in the General Partner’s good faith judgment, are necessary to protect and preserve the Properties and assets of the Partnership and its Subsidiaries.
          (c) During the first 12 months following the Effective Date, the General Partner and the Class B Limited Partner will review the Development Plan and Budget on a monthly basis, and make changes thereto as agreed by the General Partner and the Class B Limited Partner. Thereafter, the General Partner and the Class B Limited Partner will review the Development Plan and Budget on a quarterly basis, and make changes thereto as agreed by the General Partner and the Class B Limited Partner. The General Partner shall promptly report to the Partners any event, circumstance, condition or situation which will have a material effect on the Development Plan or Budget immediately upon learning of such event, circumstance, condition or situation.
          (d) To the extent funds of the Partnership and its Subsidiaries are sufficient therefor, the Partnership and the Subsidiaries shall maintain an adequate reserve for operating expenses and capital expenditures, in such amount as provided in the then applicable Budget or if not so provided, as deemed necessary by the General Partner for the proper conduct of the business of the Partnership and the Subsidiaries and the implementation of the Development Plan.
     5.5 Subsidiaries. The General Partner, on behalf of the Partnership, shall cause each of the Subsidiaries to be managed and operated consistent with the terms of this Agreement.
     5.6 Class B Limited Partner Rights.
          (a) Price Risk Mitigation. Subject to any restrictions contained in any credit facility of the Partnership or other agreement to which the Partnership or its Subsidiaries are parties or any of their respective properties are subject, the Class B Limited Partner may require the Partnership and its Subsidiaries to implement reasonable measures to mitigate commodity price risks (in which event the General Partner shall cause the Partnership and its Subsidiaries to enter into the applicable hedging or other similar transactions resulting therefrom).
          (b) Initiation of Liquidity Event. Following the fourth anniversary of the Effective Date, the Class B Limited Partner, may without consent of any other Partner, upon notice to the General Partner and Class A Partners (the “Liquidity Request”), request that the General Partner take such actions set forth below, to cause the Partnership and its Subsidiaries, or the Assets to be sold to one or more third parties, subject to the Class A Partners’ right of right of first offer as set forth below:
          (i) The Class A Limited Partners shall have the option, exercisable within 30 days after receipt of the Liquidity Request, within which to submit to the Class B Limited Partner a written offer to purchase the Class B Limited Partner’s Interest or, if requested by the Class B Limited Partner, Sowood’s equity interest (the “Sowood Equity”) in the Class B Limited Partner (“Class A Limited Partners Offer”). The terms of the Class A Limited Partners Offer shall be determined by a majority in interest of the Class A Limited Partners participating in the offer. If more than one of the Class A Limited Partners elect to participate in the Class A Limited Partners Offer (the “Participating Class A Limited Partners”), they shall participate in proportion to their pro-rata share of the Class A Limited Partnership Interests. The Class A Limited Partners Offer, to be effective, must: (i) specify (A) the proposed purchase price for the Class B Limited Partner’s Interest (or Sowood Equity, if applicable), (B) the proposed closing date, (C) the source of the Participating Class A Limited Partners’ funds to be used to pay the purchase price, (D) any material conditions precedent to the Participating Class A Limited Partners’ obligation to purchase, including any condition(s) regarding financing, and (E) any other terms which are material to the Class A Limited Partners Offer; (ii) provide that the purchase price be in the form of cash payable in full at closing; and (iii) provide that the sale will be effected on an “as is where is” basis with no representations and warranties from the Class B Limited Partner other than that it has good and marketable title to the Interest (or Sowood Equity), free and clear of liens and other encumbrances (except that if the purchase and sale is of the Sowood Equity, an additional representation and warranty that the Class B Limited Partner has not conducted any business other than to own and hold the Interest shall be included). If the Participating Class A Limited Partners propose to finance all or a portion of the proposed purchase price with third party debt or equity (or a combination of both), the Class A Limited Partners Offer, to be effective, must be accompanied by a written commitment (or commitments, as applicable) from such third party or parties (which third party or parties must have sufficient capital and a demonstrated capacity to close the transaction reasonably satisfactory to the

Class B Limited Partner), that contain standard and customary conditions to close that are reasonably acceptable to the Class B Limited Partner.
          (ii) If the Participating Class A Limited Partners submit a Class A Limited Partners Offer that satisfies the terms of Section 5.6(b)(i) (a “Valid Offer”), the Class B Limited Partner shall, at its sole election by notice in writing to the General Partner and the Participating Class A Limited Partners within 10 Business Days after receipt of the Valid Offer, either (i) reject or (ii) subject to Section 5.6(b)(iii), accept the Valid Offer. If the transaction contemplated by the Valid Offer closes and the Participating Class A Limited Partners acquire the Interest of the Class B Limited Partner, the voting rights of the Class B Limited Partner thereafter shall be exercised as agreed to by a majority of the Participating Class A Limited Partners based upon the pro-rata share of the Class B Limited Partner Interest acquired by each of the Participating Class A Limited Partners.
          (iii) If the Class B Limited Partner accepts the Valid Offer, the Participating Class A Limited Partners and the Class B Limited Partner shall use their good faith efforts to promptly negotiate and execute definitive documentation governing the purchase and sale of the Class B Limited Partner’s Interest on the terms set forth in the Valid Offer and to close such transaction within 30 days after the Class B Limited Partner’s acceptance of the Valid Offer provided, that if the Participating Class A Limited Partners and the Class B Limited Partner, after the exercise of their good faith efforts, are unable to agree upon definitive documentation or to close the purchase and sale on a timely basis, the Class B Limited Partner shall have the right to revoke its acceptance of the Valid Offer and terminate further negotiations with the Participating Class A Limited Partners by notice in writing to the General Partner and Participating Class A Limited Partners (in which event the terms of Section 5.6(b)(iv) shall be applicable). Following the Class B Limited Partner’s acceptance of a Valid Offer, and unless the selling Class B Limited Partner subsequently revokes its acceptance of that Valid Offer in accordance with this Section 5.6 (b)(iii), the selling Class B Limited Partner shall not, without the prior written consent of a majority of the Participating Class A Limited Partners, vote in favor of any amendment to (or waiver of any provision of) this Agreement at any time prior to the closing of the transaction contemplated by the Valid Offer.
          (iv) If either (i) the Class A Limited Partners fail to submit a Valid Offer that satisfies the terms of Section 5.6(b)(i), (ii) the Class B Limited Partner rejects the Valid Offer, or (iii) the Class B Limited Partner revokes acceptance of the Valid Offer and terminates further negotiations with the Participating Class A Limited Partners pursuant to Section 5.6(b)(iii), then:
     (A) the General Partner shall promptly commence to take all steps reasonably necessary to market and sell the Partnership and its Subsidiaries, including (1) if requested by the Class B Limited Partner, selecting an investment banking or other similar divestiture firm acceptable to the Class B Limited Partner to assist with the sale on terms and conditions approved by the Class B Limited Partner; (2) selecting a petroleum engineering firm and law firm acceptable to the Class B Limited Partner, (3) formulating and organizing reserve and other pertinent data and information with respect to the Partnership and its Subsidiaries’ oil and gas assets and other assets; (4) organizing property and other files (including title information, production records, contracts and other agreements); (5) organizing (or assisting the investment banking or divestiture firm in organizing) a data or other similar room for use by potential third party buyers in which information of the type described in clauses (3) and (4) above (and other pertinent sales information) will be situated and made available; (6) analyzing any offers received from the third parties; and (7) negotiating the terms and conditions of a definitive purchase and sale agreement; in addition, if requested by the Class B Limited Partner, the General Partner shall use its reasonable best efforts to structure the proposed sale to provide for a sale by Sowood of the Sowood Equity to the buyer;

     (B) if (1) the Partnership receives an offer from a third party (a “Third Party Offer”) to purchase the Partnership and its Subsidiaries (whether structured as a sale of Partnership or Subsidiary, a merger or other consolidation, or a sale of all or substantially all of the properties and assets of the Partnership and its Subsidiaries), and (2) the Class B Limited Partner directs the General Partner to accept, in the name and on behalf of the Partnership, the Third Party Offer, the General Partner shall cause the Partnership to accept the Third Party Offer and shall use its reasonable best efforts to negotiate with the applicable third party the terms and conditions of a definitive agreement acceptable to the Class B Limited Partner; provided, however, that if the Class B Limited Partner had theretofore received a Valid Offer which it rejected (pursuant to Section 5.6(b)(ii)) or revoked (pursuant to Section 5.6(b)(iii), followed by the Third Party Offer (pursuant to this Section 5.6(b)(iv)), then the Class B Limited Partner shall have the right to direct the General Partner to accept, in the name and on behalf of the Partnership, the Third Party Offer only if the sum of the cash and the Fair Market Value of any non-cash consideration to be received by the Class B Limited Partner pursuant to the Third Party Offer is greater than the purchase price specified in such Valid Offer.
          (v) Notwithstanding the foregoing, if a purchase and sale by the Partnership to a third party pursuant to a Third Party Offer is not consummated within the 180 day period commencing (1) if the Class A Limited Partners elect not to make a Class A Limited Partner Offer, the date on which the Class A Limited Partners notify the Class B Limited Partner of such election, (2) if the Participating Class A Limited Partners fail to make a Valid Offer, the expiration of the 30-day period commencing with the receipt by the General Partner of the Liquidity Request, (3) if the Participating Class A Limited Partners make a Valid Offer but the Class B Limited Partner rejects such Valid Offer, the date on which the Class B Limited Partner notifies the General Partner and the Participating Class A Limited Partners of such rejection, (4) if the Class B Limited Partner accepts a Valid Offer but subsequently revokes acceptance of such Valid Offer pursuant to Section 5.6 b(iii), the date on which the Class B Limited Partner notifies the General Partner and Participating Limited Partners of such revocation; then, unless the General Partner otherwise consents, the General Partner’s obligation to consummate any such sale shall terminate and any subsequent request by the Class B Limited Partner for a Liquidity Event shall require compliance with all of the terms and conditions of this Section 5.6(b).
     5.7 Conflicts of Interest. The General Partner and its Affiliates may transact business with the Partnership and the Subsidiaries; provided, however, the terms of such transaction are fair and reasonable to the Partnership and the Subsidiaries and no less favorable to the Partnership and the Subsidiaries than those the Partnership and the Subsidiaries could obtain from unrelated third parties; provided, further, that, in connection with any such transaction, the General Partner shall provide prompt written notice to the Class B Limited Partner of such transaction, which notice shall set forth (i) the parties thereto, (ii) the nature of the transaction, (iii) the salient terms of such transaction and (iv) reasonable support evidencing that the terms of such transaction comply with this Section 5.7; provided, further, that attached hereto as Schedule 5.7 is a list and summary description of all currently existing agreements or other arrangements between the General Partner or any Affiliate, on the one hand, and the Partnership, on the other hand.
     5.8 Meetings of Partners
          (a) The General Partner, by notice to all other Partners, may call a meeting of Partners at such times and places inside the State of Texas as the General Partner may determine upon not less than 10 Business Days prior to the date of such meeting.
          (b) The Class B Limited Partner, by notice to the other Partners, may call a meeting of Partners at such times and places inside the State of Texas as the Class B Limited Partner may determine upon not less than two Business Days prior to the date of such meeting.

          (c) Any action of Limited Partners or any class of Limited Partners may be taken without a meeting by written consent executed by Limited Partners entitled to take that action as provided in this Agreement and delivered to the General Partner.
          (d) The Partners may hold meetings by means of conference telephone or similar communications equipments by means of which the Partners participating in the meeting can hear each other.
     5.9 Duties and Obligations of General Partner.
          (a) The General Partner shall comply in all material respects with the terms of this Agreement and shall use its reasonable best efforts (i) to cause its Affiliates to comply in all material respects with the terms of this Agreement and (ii) in the conduct of the business and operations of the Partnership to cause the Partnership and its Subsidiaries (A) to comply in all material respects with the terms and provisions of all agreements to which the Partnership or any Subsidiary is a party or to which its properties are subject, (B) to comply in all material respects with all applicable laws, ordinances or governmental rules and regulations to which the Partnership or any Subsidiary is subject (including, without limitation, all applicable federal, state and local Environmental Laws, ordinances, rules and regulations), and (C) to obtain and maintain all licenses, permits, franchises and other governmental authorizations necessary with respect to the ownership by the Partnership or any Subsidiary of its respective properties and the conduct of its business and operations. At the expense of the Partnership, the General Partner agrees to cause an ongoing program of environmental review of the Partnership’s properties (including site visits) to be conducted by a third party consultant (which consultant shall be Engelken & Associates, LP or such other environmental consulting firm designated by the General Partner and reasonably acceptable to the Class B Limited Partner).
          (b) With respect to the maintenance, exploration, development and operation of the properties of the Partnership or any Subsidiary with respect to which the General Partner (or an Affiliate thereof) serves as operator, the General Partner shall have the standard of care of a reasonably prudent operator. With respect to the Class B Limited Partner and its interests in the Partnership, the General Partner shall have the duties set forth in Section 4.04 of the Texas Revised Partnership Act and shall discharge such duties as provide in Section 4.04(d) of the Texas Revised Partnership Act. With respect to the maintenance and safekeeping of Partnership funds, the General Partner shall owe a fiduciary duty to the Partnership and the Class B Limited Partner.
          (c) During the existence of the Partnership, the General Partner shall devote substantially all of its business time and effort to the Partnership’s business and operations.
          (d) The General Partner covenants and agrees that it will at all times retain and have available to it and the Partnership and its Subsidiaries a professional staff and outside consultants which together will be reasonably adequate in size, experience and competency to discharge properly the duties and functions of the General Partner hereunder and under any applicable operating and other agreements, including, engineers, geologists and other technical personnel, attorneys, accountants and secretarial and clerical personnel.
     5.10 Exculpation and Indemnification.
          (a) Partnership Liabilities.
          (i) None of the Covered Persons will have any liability for the return of the Partners’ Capital Contributions. All liabilities of the Partnership, including, indemnity obligations under Section 5.10(b), will be liabilities of the Partnership as an entity, and will be paid or satisfied from Partnership assets. No liability of the Partnership will be payable, in whole or in part, by any Partner in his capacity as a Partner (other than the General Partner, and, then, only in its capacity as such).

          (ii) The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it and selected with reasonable care.
          (iii) Notwithstanding any other provision of this Agreement to the contrary, to the extent that, at law or in equity, the General Partner has any duties (fiduciary or otherwise) and liabilities relating thereto to the Partnership or a Partner, (A) the General Partner shall not be liable to the Partnership or the other Partners for actions taken in good faith by the General Partner or any of its Affiliates in reliance upon the provisions of this Agreement or advice from legal counsel selected by the General Partner with reasonable care and within such legal counsel’s area of expertise or competency, and (B) the General Partner’s duties (fiduciary or otherwise) and liabilities are intended, to the fullest extent permitted under the Act, to be modified and limited as expressly set forth in this Agreement.
          (b) Indemnity.
          (i) To the fullest extent permitted by law, the Partnership shall indemnify and hold harmless each Partner and the respective officers, directors, shareholders, managers, members, employees, agents, subsidiaries and assigns of each Partner (each, a “Covered Person”), from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (each a “Claim”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, that relates to or arises out of the Partnership, the Subsidiaries or their respective property, business or affairs; provided, however, that a Covered Person shall not be entitled to indemnification under this Section 5.10(b) with respect to (A) any Claim in which it ultimately is determined that the Covered Person has engaged in fraud, willful misconduct, bad faith, gross negligence or, material breach of this Agreement, or knowing violation of law, (B) any Claim initiated by a Covered Person unless that Claim (or part thereof) was brought to enforce that Covered Person’s rights to indemnification under this Section 5.10(b), or (C) any Claim by the Partnership or any Partner against a Partner or that Partner’s officers, directors, shareholders, managers, members, employees, agents, subsidiaries and assigns unless the Covered Person is found not to be liable for such Claim.
          (ii) The Partnership shall pay in advance of the final disposition of any Claim for which a Covered Person is or may be entitled to indemnification under this Section 5.10(b) (other than those described in Section 5.9(b)(i)(C)) expenses incurred by that Covered Person in defending that Claim if, but only if, that Covered Person so requests and delivers to the Partnership an undertaking by or on behalf of that Covered Person to repay amounts so advanced if it ultimately is determined that the Covered Person is not entitled indemnification under this Section 5.10(b).
          (iii) Promptly after receipt by a Covered Person of notice of the commencement of any proceeding, such Covered Person shall, if a claim for indemnification in respect thereof is to be made against the Partnership, give written notice to the Partnership of the commencement of such proceeding, provided that the failure of any Covered Person to give such notice as provided herein shall not relieve the Partnership of its obligations under this Section 5.10(b) except to the extent the Partnership is actually prejudiced by such failure to give such notice. If any such proceeding is brought against a Covered Person (other than a derivative suit in right of the Partnership), the Partnership will be entitled to participate in and to assume, at its expense, the defense thereof to the extent the Partnership may wish, with counsel reasonably satisfactory to such Covered Person. After notice from the Partnership to such Covered Person of the Partnership’s election to assume the defense of such proceeding, the Partnership will not be liable for expenses subsequently incurred by such Covered Person in connection with the defense thereof, provided the Partnership diligently pursues such defense. The Partnership will not consent to entry of any judgment or enter into any settlement of such proceeding that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Covered Person of a release from all liability in respect to such proceeding and the related claim.
          (iv) The provisions of this Section 5.10 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 5.10 and regardless of any subsequent amendment to this Agreement, and no amendment to this Agreement shall reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions made prior to the date of such amendment.
          (v) If the General Partner after reasonably considering the Partnership’s likely liability and the restrictions on distributions in the Act determines that it is appropriate or necessary to do so, the Partnership shall establish, with the prior approval of the Class B Limited Partner, reasonable reserves, escrow accounts or similar accounts to fund its obligations under this Section 5.10.
          (vi) The right of any Covered Person to the indemnification provided herein shall be cumulative with, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Covered Person’s successors, assigns, heirs, and legal representatives. Notwithstanding anything else contained in this Agreement, the indemnity obligations of the Partnership under Section 5.10(b) shall:
          (A) be in addition to any liability that the Partnership may otherwise have;
     (B) extend upon the same terms and conditions to the officers, directors, members, managers, employees, Affiliates, stockholders, owners, agents, and representatives of each Covered Person;
     (C) be binding upon and inure to the benefit of any successors, assigns, heirs, and personal representatives of such Covered Person and any such Persons; and
     (D) be limited to the assets of the Partnership.
          (c) If any Covered Person or the Partnership itself is subject to any federal or state law, rule, or regulation which restricts the extent to which any Person may be exonerated or indemnified by the Partnership, the exoneration provisions set forth in Section 5.10(a) and the indemnification provisions set forth in Section 5.10(b) shall be deemed to be amended, automatically and without further action by the Partners, to the minimum extent necessary to conform to such restrictions.
     5.11 Operations on Partnership Properties. The General Partner or an Affiliate thereof, shall act as operator in connection with operations on the Properties and, subject to compliance with Section 5.7, receive compensation and reimbursement from the Partnership in connection therewith unless (i) another person is serving as operator under an agreement to which a Property is subject or (ii) any third party or third parties (not Affiliates of the General Partner) jointly owning such Property and with a controlling interest will not agree. As to those Properties with respect to which the General Partner is not the operator, the General Partner shall take such actions and exercise such rights and remedies that are reasonably available to it to cause the actual operator to properly develop, maintain and operate such Properties. As between the General Partner (or Affiliate) in its capacity as an operator, on the one hand, and the Partnership in its capacity as a non-operator, on the other hand, in no event shall the terms of any operating agreement to which the General Partner and the Partnership are parties vary or effect this Agreement or the duties and obligations of the

General Partner hereunder (and in the event of any conflict between the terms and provisions of such operating agreement and this Agreement, the terms and provisions of this Agreement shall prevail).
     5.12 Partnership Expenses and Reimbursement. The Partnership will pay all direct, third party out-of-pocket costs and expenses related to the Partnership’s activities and operations, including legal, auditing, consulting and accounting expenses, and expenses incurred in connection with engineering reports prepared by third parties, and shall reimburse the General Partner for any of such costs and expenses of the Partnership that the General Partner funds.
     5.13 Force Majeure. If the General Partner is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than its obligation to make money payments, the General Partner shall give prompt written notice to the Limited Partners of the force majeure with reasonably full particulars concerning it. Thereupon, the obligations of the General Partner hereunder, if and to the extent they are affected by the force majeure, shall be suspended during, but not longer than, the continuance of the force majeure. The General Partner shall use all reasonable diligence to remove the force majeure situation as quickly as practicable. As used herein, “force majeure” means an act of God, strike, lockout or other industrial disturbance, act of the public enemy, act of terrorism, war, blockade, public riot, lightening, fire, storm, flood, other act of nature, explosion, governmental action, governmental delay, or any other similar act or event which is not reasonably within the control of the General Partner.
ARTICLE VI
CERTAIN LIMITED PARTNER MATTERS
     6.1 Rights of Limited Partners. In addition to the other rights specifically set forth herein or by non-waivable provisions of applicable law, each Limited Partner shall have all rights of a limited partner under the Act (except to the extent otherwise specifically provided for herein).
     6.2 Limitations on Limited Partners. No Limited Partner shall have the authority or power in its capacity as a Limited Partner to act as agent for or on behalf of the Partnership or any other Partner, to do any act which would be binding on the Partnership or any other Partner, or to incur any expenditures on behalf of or with respect to the Partnership. The General Partner shall not hold out or represent to any third party that any Limited Partner has any such right or power or that a Limited Partner is anything other than a “limited partner” in the Partnership.
     6.3 Liability of Limited Partners. No Limited Partner shall be liable for the debts, liabilities, contracts, or other obligations of the Partnership except (i) in the instance of the Class B Limited Partner, to the extent of any unpaid Capital Contributions agreed to be made by it pursuant to Sections 3.1 and 3.2 and (ii) such Limited Partner’s share of the assets (including undistributed revenues) of the Partnership; and in all events, the Class B Limited Partner shall be liable and obligated to make payments of its Capital Contributions only as and when such payments are due in accordance with the terms of this Agreement, and no Limited Partner shall be required to make any loans to the Partnership. Except to the extent expressly provided in the preceding sentence, the Partnership shall indemnify and hold harmless each Limited Partner in the event it becomes liable for any debt, liability, contract, or other obligation of the Partnership.
     6.4 Agreements of the Partners. Each Partner hereby agrees as follows:
          (a) Further Cooperation. It will promptly execute all certificates and other instruments as shall be reasonably necessary for the Partnership to accomplish all filing, recording, publishing, and other acts appropriate to comply with all requirements for the operation of a limited partnership under the laws of the State of Texas and all other jurisdictions where the Partnership shall propose to conduct business.

          (b) Tax Position. It will not adopt any position on its federal income tax returns as filed or amended which relate to the Partnership, or on any request for administrative adjustment, that is inconsistent with the Partnership’s Form 1065, Schedule K-1 as filed with the Internal Revenue Service.
          (c) Liens. Except in connection with the Senior Credit Facility, no Partner may grant a lien or otherwise pledge, hypothecate or grant a security interest or other encumbrance on any or all of its Interest.
          (d) Confidential Information. It agrees to hold in confidence and not disclose any Confidential Information. As used herein, the term “Confidential Information” shall mean any information that is obtained by that Partner from another Partner or the Partnership or in connection with an inspection or audit of the books and records or properties, including, any information regarding such Partner, the Partnership or any of their respective Affiliates, but shall not include information which (i) is or becomes generally available to the public other than as the result of a disclosure by that Partner, its Affiliates or any directors, officers, employees, or agents of that Partner or its Affiliates, or (ii) is or becomes available to that Partner on a non-confidential basis from a source other than another Partner, the Partnership, the General Partner or its Affiliates or any directors, officers, employees or agents of another Partner, the Partnership, the General Partner or its Affiliates; provided, however, such source is not known by that Partner after due inquiry to be bound by a confidentiality agreement with or other obligation of secrecy to or for the benefit of the Partnership, any Partner, the General Partner or any Affiliate thereof. Notwithstanding the foregoing or anything else herein to the contrary, it is specifically understood and agreed that a Partner may disclose Confidential Information to (A) that Partner’s (or that Partner’s Affiliates’) officers, directors, trustees, employees, legal counsel, accountants, or other professional consultants such information (with respect to whom the Partner shall remain responsible for the confidentiality of such Confidential Information); (B) any Person to which that Partner offers to sell its Interest or any part thereof, subject, however, to the prior receipt of a confidentiality agreement in favor of the Partnership and the other Partners from such proposed transferee that includes the terms embodied in this Section 6.4(d); (C) any governmental, administrative, or regulatory authority having or asserting jurisdiction over that Partner; or (D) any other Person to whom such delivery or disclosure may be necessary (1) in compliance with any law, rule, regulation, or order applicable to that Partner, (2) in response to any subpoena or other legal process, or (3) in connection with any proceeding, arbitration, case, or matter pending in any court or tribunal or any governmental agency, commission, authority, board, or similar entity. The General Partner shall maintain as confidential all Confidential information concerning the Partnership, expect as otherwise permitted above.
     6.5 Limited Partner Not a Fiduciary. No Limited Partner, in its capacity as such, shall owe any fiduciary or other similar duty to the other Partners or the Partnership. Without limiting the foregoing, the Class B Limited Partner shall not, in the exercise of its rights under Section 5.6, be deemed to be a fiduciary or to owe any fiduciary or other similar duty to the other Partners or the Partnership.
     6.6 Outside Activities of Class B Limited Partner.
          (a) The Partners recognize that the Class B Limited Partner, Affiliate thereof, and their respective employees and agents (collectively, the “Class B Partner Related Parties”) (i) have participated (directly or indirectly) and will continue to participate (directly or indirectly) in venture capital and other direct investments in corporations, joint ventures, limited liability companies and other entities (in this Section 6.6, “Other Investments”), including Other Investments engaged in various aspects of the oil and gas industry that may be competitive with the Partnership’s business, (B) may have interests in, participate with, aid and maintain seats on the board of directors or similar governing bodies of Other Investments and (C) may develop opportunities for Other Investments. In connection with their participation in Other Investments, the Class B Partner Related Parties and their respective representatives may become aware of business opportunities that could be suitable for the Partnership, but the Partners (and the Partners on behalf of the Partnership) expressly acknowledge that the Class B Partner Related Parties and their respective representatives will not have any duty to disclose to the Partnership any such business opportunities, whether or not competitive with the Partnership’s business and whether or not the Partnership might be interested in such business opportunity for itself. The Partners (and the Partners on behalf of the Partnership) also acknowledge that the Class B Partner Related Parties and their representatives have duties not to disclose confidential information of or related to the Other Investments.
          (b) The Partners (and the Partners on behalf of the Partnership) hereby:
          (i) agree that (A) the terms of this Section 6.6, to the extent that they modify or limit a duty, if any, that a Class B Partner Related Party may have to the Partnership or another Partner, are reasonable in form, scope and content; and (B) the terms of this Section 6.6 shall control to the fullest extent possible if it is in conflict with the duties, if any, with respect to a Class B Partner Related Party to the Partnership or another Partner, the Act or any other applicable law, rule or regulation; and
          (ii) waive, to the fullest extent possible, a duty, if any, that a Class B Partner Related Party may have to the Partnership or another Partner, pursuant to the Act or any other applicable law, rule or regulation to the extent necessary to give effect to the terms of this Section 6.6. It is expressly acknowledged and affirmed by the Partners (and the Partners on behalf of the Partnership) that the execution and delivery of this Agreement by the Class B Limited Partner is of material benefit to the Partnership and the Partners and that the Class B Limited Partner would not be willing to execute and deliver this Agreement without the benefit of this Section 6.6.
          (c) The terms of this Section 6.6 shall not, as to the Class B Limited Partner, limit or modify the terms of Section 6.5.
     6.7 Other Activities of Class A Limited Partners. Any Tag Along Partner (as defined in Section 7.2(b)) may engage or possess an interest in other business ventures of every nature and description, independently or with others, including, without limitation, businesses that are similar to the businesses of the Partnership, even if in competition with the Partnership (subject however in all respects with the covenant of confidentiality under Section 6.4(d)), and neither the Partnership nor any of the other Partners shall have any right by virtue of this Agreement in and to such other ventures or to the income of property derived therefrom.
ARTICLE VII
TRANSFERS OF INTERESTS AND WITHDRAWALS; REMOVAL OF GENERAL PARTNER
     7.1 General Transfer Provisions
          (a) In General. Notwithstanding any other provision of this Agreement, no Partner may Transfer in any manner whatsoever all or any part of its Interest, except for (i) Transfers made in accordance with the provisions of this ARTICLE VII or (ii) Transfers made with the prior written consent of all Partners, such consent not to be unreasonably withheld. Any purported Transfer by a Partner or any assignee that is not in compliance with this Agreement is hereby declared to be null and void and of no force or effect whatsoever.
          (b) It is hereby acknowledged and agreed to by all Partners of the Partnership, other than Partners who are individuals and Partners that were Warrant Holders, that any Transfer of any interest in a Partner shall be subject to this ARTICLE VII. All Partners, other than Partners who are individuals, and Partners that were Warrant Holders shall include appropriate provisions in their governing documents to restrict the Transfer of interests in the Partners pursuant to this ARTICLE VII.

          (c) Record Owner. The Partnership shall be entitled to treat the record owner of any Limited Partner’s Interest as the absolute owner thereof in all respects and shall incur no liability for distributions of cash or other property made in good faith to such owner until such time as a written assignment of such Interest that complies with the terms of this Agreement has been received by the Partnership.
     7.2 Transfers by Class A Limited Partners
          (a) Transfers by Class A Limited Partners — Individuals. Notwithstanding the provisions of Section 7.1 above, a Class A Limited Partner who is an individual may Transfer all or any part of its Interest to its individual owners or to his (or an individual owner’s) spouse, his parents, his children, his grandchildren, his brothers, his sisters or to a trust for the benefit of any of the aforementioned parties (herein called an “Individual Permitted Transferee”). A Transfer to an Individual Permitted Transferee may be by will or intestate succession or by inter vivos Transfer. Any inter vivos Transfer made pursuant to this Section 7.2 shall not become effective until the other Partners have received from the Individual Permitted Transferee an irrevocable power of attorney appointing the Class A Limited Partner transferring such Interest or portion thereof as the attorney-in fact for said Individual Permitted Transferee with full power and authority to deal in any way with such Interest, or portion thereof, as the case may be. Further, the power of attorney shall provide that in the event of the death of the attorney-in-fact the Individual Permitted Transferee will within 90 days after said death appoint one person to deal with the Interest of all of the Individual Permitted Transferees and having failed to do so the General Partner shall have the right to appoint a substitute attorney-in-fact to deal with such Interest or portion thereof, as the case may be. Said power of attorney shall be binding upon the Individual Permitted Transferee, his heirs, successors and assigns. A Transfer pursuant to this Section 7.2 shall not relieve the transferor from any of its obligations to the Partnership under this Agreement.
          (b) Transfers by Class A Limited Partners — Other. Notwithstanding the provisions of Section 7.1 above, a Class A Limited Partner who was a Warrant Holder (or whose predecessor in interest was a Warrant Holder, herein called a “Tag Along Partner” ) may, upon prior written notice to each of the other Partners, Transfer all or any part of its Interest to an Affiliate (herein called an “Other Permitted Transferee”) without the consent of any of the other Partners.
          (c) Tag Along Partner Put Option.
          (i) In connection with any Class B Buyout (without regard to whether such purchase is in connection with a Liquidity Request or otherwise), each Tag Along Partner shall have the option (and may exercise such option independent of any other Tag Along Partner) to:
     (A) elect to participate as a Class B Buyout Participant in the Class B Buyout on a pro rata basis,
     (B) irrevocably elect to sell all but not less than all of its Interest to the Class B Buyout Participants and, in such case, the Class B Buyout Participants shall have an obligation to (or, in the case of a Class B Buyout Participant that is not a Class A Limited Partner, the Class A Limited Partner that is an Affiliate of such Person shall have an obligation to cause such Class B Buyout Participant to) purchase such Interest on the terms provided herein (the “Put Right”), or
     (C) take neither action.
     (ii) The Class B Buyout Participants shall (or, in the case of a Class B Buyout Participant that is not a Class A Limited Partner, the Class A Limited Partner that is an Affiliate of such Person shall cause such Class B Buyout Participant to) give each of the Tag Along Partners at least 15 days prior written notice of any Class B Buyout.

     (iii) In the event that a Tag Along Partner elects to exercise its Put Right, such Tag Along Partner’s Interest shall be sold to the Class B Buyout Participants on substantially the same terms and Class B Interest Sale Price offered in connection with the Class B Buyout. The value of each Tag Along Partner’s Put Right shall be equal to (A) the Percentage Interest owned by such Tag Along Partner multiplied by (B) an amount equal to (1) the Implied Total Enterprise Equity Value minus (2) the Class B Interest Sale Price. The “Implied Total Enterprise Equity Value” shall be determined by grossing up, in accordance with Section 4.2(a) or (b), the Class B Interest Sale Price by taking into effect for timing and amounts the initial and future contributions by the Class B Partner(s) and the cash distributions to the Class B Partner(s) as described in Sections 4.1 or 4.2, as applicable. Schedule 7.2 provides examples of the determination of the Implied Total Enterprise Equity Value by grossing up, in accordance with Section 4.2(a) or (b), the Class B Interest Sale Price. For the avoidance of all doubt, no debt owed by the Partnership to any Person will impact the calculation of the Implied Total Enterprise Equity Value. The Put Right shall be binding upon the Tag Along Partner and the Class B Buyout Participants only in the event the Class B Limited Partner accepts the Class B Buyout and shall be subject to the condition of a simultaneous closing of the Class B Buyout. In such event, the purchase and sale of the Tag Along Partner’s Interest shall be subject to the provisions under Section 5.6(b)(iii) regarding the negotiation, documentation and closing of such purchase as if the Class B Buyout was a Valid Offer. If the Class B Limited Partner rejects the Class B Buyout or revokes its acceptance pursuant to Section 5.6(b)(iii) (as if the Class B Buyout had been a Valid Offer), the Class B Buyout Participants shall have no obligation to purchase the Tag Along Partner’s Interest. In the event the Class B Buyout is not consummated, each Tag Along Partner shall continue to hold a Put Right in the event of any subsequent Class B Buyout.
     (d) Drag Along of Class A Limited Partners Under Certain Circumstances. In the event that General Partner and a majority of the Class A Limited Partners elect to sell their Interests along with the Class B Limited Partner’s sale of its Interest to any Person, then the General Partner shall give written notice to the remaining Class A Limited Partners. Upon receipt of such written notice, each of the remaining Class A Limited Partners, including Limited Partners that were previously Warrant Holders (in the event they had not already elected to sell with the majority Class A Limited Partners), will abide by the same terms of sale negotiated by the General Partner and the majority Class A Limited Partners and sell their Interests for an amount equal to their pro rata share of the amount attributable to all of the Class A Limited Partner Interests, in the aggregate. For the avoidance of all doubt, each of the Class A Limited Partners agrees that, for purposes of allocating the sales proceeds attributable to all of the Class A Limited Partner Interests under this Section 7.2(d), the pro rata share of such sales proceeds attributable to the Interests of Class A Limited Partners that were previously Warrant Holders will not be reduced by (or otherwise bear any economic burden associated with) amounts used by the Partnership to repay any Related Party Subordinated Debt.
     7.3 Right of First Offer.
          (a) Notice. If any Limited Partner desires to sell or otherwise Transfer its Interests, or any portion thereof, such Limited Partner (the “Offering Partner”) shall give written notice (the “Offering Notice”) to the other Partners prior to offering its Interests , or any portion thereof, to other Persons. The Offering Notice shall set forth the Offering Partner’s Interests, or portion thereof, that it desires to sell (the “Offered Interest”)
          (b) Options of the Partners. The other Partners (or one or more but not all of the other Partners, as provided below) shall have the option, exercisable within 30 days after receipt of the Offering Notice (the “Offer Date”), to submit to the Offering Partner a written offer to purchase the Offered Interest

(the “ROFO Offer”). Initially, each other Partner shall have the right to participate in a ROFO Offer on a Pro Rata basis. However, if a Partner does not wish to participate, the other Partners that wish to participate in such ROFO Offer (the “ROFO Partners”) may apportion the declining other Partner’s right to participate in a manner determined by the majority of them based upon their relative pro-rata Interests. To be effective (a “Valid ROFO Offer”), the ROFO Offer must specify substantially the same material terms and conditions including proposed purchase price and financing sources for the Offered Interest as required under Section 5.6(b)(i) for a “Valid Offer”. Upon receipt of a Valid ROFO Offer, the Offering Partner shall have the right to accept or decline the Valid ROFO Offer, which election must be made within 10 days of receipt of the Valid ROFO Offer.
          (c) Closing. If the Offering Partner accepts the Valid ROFO Offer, the ROFO Partners and the Offering Partner shall use their good faith efforts to promptly negotiate and execute definitive documentation governing the purchase and sale of the Offered Interest on terms set forth in the Valid ROFO Offer and to close such purchase and sale (the “ROFO Closing Date”) within 60 days after such acceptance. At such closing, (i) the Offering Partner shall assign its Interest being sold to the ROFO Partners, free and clear of all liens, claims, and encumbrances, and shall execute and deliver to the ROFO Partners all documents which may be reasonably required to give effect to such purchase and sale; and (ii) the ROFO Partners shall pay to the Offering Partner the purchase price as provided in the Offering Notice.
          (d) Right to Sell. If (i) the other Partners do not submit a Valid ROFO Offer, (ii) the other Partners submit a Valid ROFO Offer, but the Offering Partner rejects the ROFO Offer, or (iii) other Partners submit a Valid ROFO Offer, the Offering Partner accepts the ROFO Offer, but the purchase and sale contemplated thereby is not closed within the time period specified in Section 7.3(c) through no fault of the Offering Partner, the Offering Partner shall have the right, within 90 days from (A) in the instance of clause (i) or clause (ii) above, the Offer Date, or (B) in the instance of clause (iii) above, the ROFO Closing Date, to Transfer the Offered Interest to any Person without the consent of any of the other Partners and on terms and conditions and a price that are no more favorable to the purchaser, considered in the aggregate, than the terms and conditions and price stated in the Offering Notice, considered in the aggregate. The Offering Partner may not transfer the Offered Interest on or after the applicable 90-day period specified in the immediately preceding sentence without first again complying with the provisions of this Section 7.3.
          (e) This Section 7.3 (i) shall not apply to the sale of any Interests pursuant to any Liquidity Event approved pursuant to this Agreement and (ii) shall be superseded by the terms and provisions of Section 5.6.
     7.4 Assignee’s Rights.
          (a) Any transferee to whom all or any part of an Interest may be Transferred in accordance with this ARTICLE VII (“Assignee”) shall take such Interest subject to all of the terms and conditions of this Agreement and, subject to Section 7.4(d) below, shall not be considered to have title thereto and to have been admitted to the Partnership as a Partner until such Assignee’s admission to the Partnership shall have been approved by the other Limited Partners and such Assignee shall have accepted and assumed the terms and conditions of this Agreement by a written agreement to that effect delivered to the General Partner, at which time such Assignee shall be admitted as a substitute Partner and shall succeed to all rights and obligations of his transferor.
          (b) Unless an Assignee becomes a substitute Partner in accordance with the provisions of this ARTICLE VII, it shall not be entitled to any of the rights (including voting rights) granted to a Partner hereunder or under the Act, other than the right to receive the share of distributions and any other items attributable to a Partner’s Interest to which its assignor would otherwise be entitled.
          (c) Any Partner that Transfers all of its Interest shall cease to be a Partner.

          (d) With respect to each Assignee that (i) is an Other Permitted Transferee or (ii) acquires its interest from an Offering Partner in accordance with Section 7.3 above, each of the other Partners agrees to execute, upon the written request of the Transferring Partner, such documents as may be reasonably necessary to admit such Assignee as a successor Partner.
     7.5 Withdrawal by Limited Partners. No Limited Partner shall be entitled to (a) withdraw from the Partnership except upon the Transfer by the Limited Partner of all of its Interest and the substitution of that Limited Partner’s assignee as a Limited Partner of the Partnership in accordance with this ARTICLE VII, or (b) the return of its Capital Contributions, except to the extent expressly provided for in this Agreement.
     7.6 Withdrawal by General Partner. The General Partner covenants and agrees not to withdraw voluntarily from the Partnership, either directly, by dissolution, by Transfer of its Interest or by any other voluntary act.
     7.7 Removal of General Partner.
          (a) Subject to the provisions hereof, the Class B Limited Partner may remove the General Partner with cause and select a new General Partner to operate and carry on the business and affairs of the Partnership. As used in this Section 7.7, “with cause” means the occurrence of any of the following: (i) the commission by the General Partner of fraud, willful or intentional misconduct or gross negligence in the performance of its duties hereunder; (ii) subject to Section 5.13, a default by the General Partner in the performance or observation of any material agreement, covenant, term, condition or obligation under this Agreement, which default is not cured within 30 days after notice in writing from the Class B Limited Partner to the General Partner or such greater number of days as is reasonably necessary to cure such default with reasonable diligence, (iii) a material representation or warranty made by the General Partner herein or by the General Partner or any of its officers in any writing furnished in connection with or pursuant to this Agreement shall be false in any respect on the date as of which made; (iv) the occurrence of any of the events described in Section 17-402(a)(4) or Section 17-402(a)(5) of the Act (except that with respect to Section 17-402(a)(5), the operative number of days shall be 60 instead of the numbers set forth in such section); (v) the dissolution (or other similar event) of the General Partner; and (vi) the death, insanity, legal disability, bankruptcy or insolvency of a Key Person or the resignation, retirement or removal of a Key Person a Key Person is not otherwise actively involved in the day-to-day management of the business and operations of the General Partner and the Partnership and such Key Person is not replaced by another officer reasonably acceptable to Class B Limited Partner within 90 days following such event.
          (b) In the event the Class B Limited Partner elects to remove the General Partner in accordance with the provisions of this Section 7.7(a), any successor General Partner will be named in, and its appointment as such will be effective as of a date specified in, a notice to the General Partner from the Class B Limited Partner exercising its right to remove the General Partner and select the successor General Partner. The removal of the General Partner shall be effective when the following conditions have been satisfied: (i) a successor General Partner shall have been selected and shall have agreed to accept the responsibilities of a General Partner; and (ii) this Agreement and the Certificate of Limited Partnership of the Partnership shall have been duly amended to name the new General Partner. To the extent required by the laws of any jurisdiction to which the Partnership or this Agreement is subject, the Partners hereby unanimously consent to the admission of such successor General Partner and hereby appoint such successor General Partner as the agent and attorney in fact for each Partner (including the retiring General Partner) for the purpose of signing, swearing to and filing an amendment to the certificate of limited partnership of the Partnership and all other necessary or appropriate documents in connection with the substitution of such successor General Partner.
          (c) The provisions of this Section 7.7 shall not be the sole remedy of the Class B Limited Partner and the other Limited Partners) in the event the General Partner is removed with cause, and in such event the Partnership or the Limited Partners shall have all other rights and remedies as shall be available to them pursuant to this Agreement, at law or in equity to redress any wrong or damage arising from the event or circumstances giving rise to the General Partner’s removal with cause.
          (d) In the event the General Partner is removed as provided in this Section 7.7(d), the removed General Partner’s Interest shall be converted to a limited partner interest in the Partnership and the removed General Partner shall continue as a limited partner of the Partnership, but without any right to vote, consent, approve or otherwise make any determination under this Agreement; provided, that after such conversion any amendment to this Agreement that would change (a) the status of the removed General Partner as a limited partner hereof, (b) the removed General Partner’s participation in the income, gain, loss, credits or distributions of the Partnership, (c) the removed General Partner’s obligation to contribute capital to the Partnership, or (d) this proviso, shall require the written consent of the removed General Partner.
ARTICLE VIII
BOOKS, RECORDS, REPORTS, BANK ACCOUNTS
     8.1 Books and Records. The Partnership shall keep books of account and records in accordance with GAAP. Such books and records shall be maintained at the principal office of the Partnership. Each Partner is entitled to all information to which that Partner is entitled to have access to pursuant to the Act, under the circumstances stated therein. Upon request, the General Partner shall supply to the Partners information reasonably requested regarding the Partnership or its activities. The Class B Limited Partner and any Class A Limited Partner shall have the right to audit any and all financial and operational records with respect to the Properties, the Partnership and its Subsidiaries and their respective operations. The Class B Limited Partner, any Class A Limited Partner and their respective representatives, during ordinary business hours, shall have reasonable access to all books, records, and materials in the Partnership’s office regarding the Properties, the Partnership and its Subsidiaries and their respective operations. The calendar year shall be the accounting year of the Partnership, and the books of account shall be maintained on an accrual basis.
     8.2 Annual Reports. The General Partner shall deliver to the Limited Partners the following financial information:
          (a) Accounting Reports. Unless otherwise approved by the Class B Limited Partner, within 120 days after the end of each Fiscal Year, the General Partner shall cause the Partnership’s independent certified public accountants to prepare and deliver to each Partner an audited financial report for such Fiscal Year, prepared in accordance with GAAP, setting forth: (i) a statement of assets, liabilities, and partners’ equity of the Partnership as of the end of such Fiscal Year, (ii) a statement of earnings for such Fiscal Year; and (iii) a statement of cash flows for such Fiscal Year, and any other information which the General Partner shall deem necessary, desirable, or appropriate, together with a statement of each Partner’s Capital Account. The independent certified public accountants for the Partnership shall be one of the firms of independent certified public accountants known as the “Big Four” or such other nationally recognized firm of independent certified public accountants approved by the Class B Limited Partner.
          (b) Tax Reports. Annual tax reporting information, as set forth in Section 8.3.
          (c) Engineering Reports.
          (i) Within 120 days after the end of each Fiscal Year, the General Partner shall cause to prepare and delivered to the Limited Partners an engineering report on the Properties in industry standard format setting forth estimates of future production and future cash flows from the Properties, prepared by an independent engineering firm approved by the Class B Limited Partner.
          (ii) Within 60 days after the end of each of the first three quarters of each Fiscal Year, the General Partner shall cause to be prepared and delivered to the Limited Partners an internally prepared engineering report on the Properties in industry standard format setting forth estimates of future production and future cash flows from the Properties.
          (d) Operating Reports. Within 20 days after the end of each calendar month, the General Partner shall cause to be prepared and delivered to each Limited Partner such information that is necessary to adequately inform the Limited Partners of the ongoing performance of the Partnership and its Subsidiaries and the Properties.
     8.3 Tax Returns. The General Partner shall prepare and timely file all federal, state and local income and other tax returns and reports as may be required as a result of the business of the Partnership. The General Partner shall use its commercially reasonable efforts to (a) provide the Partners a good faith estimate of the Partners’ allocable shares of taxable income, loss, gain, and credits on or before March 1 of each year, (b) provide to each Partner a copy of the federal income tax return it intends to file on or before June 15 of each year, and (c) furnish to each Partner its Schedule K-1 to Form 1065 on or before June 15 of each year, and (d) file the Partnership’s federal income tax return on or before June 15 of each year.
     8.4 Bank Accounts. The General Partner shall maintain one or more accounts in the name of the Partnership in one or more banks, which accounts shall be used for the payment of expenditures incurred by the Partnership in connection with the business of the Partnership and in which shall be deposited any and all receipts of the Partnership. All amounts shall be and remain the property of the Partnership and shall be received, held and disbursed by the General Partner only for the purposes specified in this Agreement. There shall not be deposited in any of such accounts any funds other than funds belonging to the Partnership, and no other funds shall in any way be commingled with such funds.
ARTICLE IX
DISSOLUTION, LIQUIDATION AND TERMINATION
     9.1 Dissolution. The Partnership shall be dissolved upon the occurrence of any of the following (each, an “Event of Dissolution”):
          (a) the consent in writing signed by all the Partners;
          (b) the sale or other disposition of all or substantially all of the Partnership’s assets;
          (c) the entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating the Partnership to be bankrupt and the expiration without appeal of the period, if any, allowed by applicable law in which to appeal;
          (d) the entry of a judicial order dissolving the Partnership in accordance with Section 8.02 of the Act;
          (e) any withdrawal or retirement from the Partnership by the General Partner;
          (f) the election of the Class B Limited Partner by written notice to the General Partner if at the time such notice is given (i) the General Partner has committed fraud, willful or intentional misconduct or gross negligence in the performance of its duties hereunder, (ii) subject to Section 5.13, the General Partner is in default in the performance or observation of any material agreement, covenant, term, condition or obligation under this Agreement, which default is not cured within 30 days after notice in writing from the Class B Limited Partner to the General Partner or such greater number of days as is reasonably necessary to cure such default with reasonable diligence, or (iii) a material representation or warranty made by the General Partner herein or by the General Partner or any of its officers in any writing furnished in connection with or pursuant to this Agreement shall be false in any respect on the date as of which made; or

          (g) the election of the Class B Limited Partner by written notice to the General Partner upon (i) the dissolution (or other similar event) of the General Partner; or (ii) the death, insanity, legal disability, bankruptcy or insolvency of a Key Person, or the resignation, retirement or removal of a Key Person or a Key Person is not otherwise actively involved in the day-to-day management of the business and operations of the General Partner and the Partnership and such Key Person is not replaced by another officer reasonably acceptable to Class B Limited Partner within 90 days following such event.
     9.2 Continuation. Upon the withdrawal or retirement from the Partnership of the General Partner, the business of the Partnership will be continued if within 90 calendar days the Class B Limited Partner elects by written action to continue the business of the Partnership and designate one or more Persons to be a General Partner of the Partnership. If the business of the Partnership is continued, the interest of the General Partner will be converted to that of a Limited Partner. If the Class B Limited Partner fail to continue the Partnership’s business as provided in this Section 9.2, the Partnership will be liquidated under Section 9.3.
     9.3 Winding-Up
          (a) Upon the happening of any of the events specified in Section 9.1 and, if applicable, the failure to continue the business of the Partnership under Section 9.2, the Partnership shall be dissolved and wound-up. In connection with the dissolution and winding-up of the Partnership, the General Partner, or in the event dissolution results from an event described in Section 9.1(e), Section 9.1(f) or Section 9.1(g), any liquidating trustee elected by the Class B Limited Partner (either, the “Liquidator”) shall proceed with the sale or liquidation of all of the assets of the Partnership (including the conversion to cash or cash equivalents of its notes or accounts receivable) and shall apply and distribute the proceeds of such sale or liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:
          (i) first, to pay (or to make provision for payment) in satisfaction of all obligations of the Partnership for all expenses of such liquidation;
          (ii) second, to pay (or to make provision for the payment of) all creditors of the Partnership (including Partners who are creditors of the Partnership but only to the extent the obligation owed to such Partner is not part of the Related Party Subordinated Debt) in the order of priority provided by law or otherwise, in satisfaction of all debts, liabilities or obligations of the Partnership due such creditors;
          (iii) third, to the establishment of any reserve which the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership (such reserve may be paid over by the Liquidator to an escrow agent chosen by the Liquidator, to be held for disbursement in payment of any of the aforementioned liabilities and, at the expiration of such period as shall be deemed advisable by the Liquidator, for distribution of the balance in the manner hereinafter provided in this Section 9.3); and
          (iv) fourth, after the payment (or the provision for payment) of all debts, liabilities and obligations of the Partnership in accordance with each of the clauses above, to the Partners or their legal representatives in accordance with Section 4.2 (including the provisions of Section 4.5(d) with respect to payment of any Related Party Subordinated Debt), no later than the end of the Fiscal Year in which the Event of Dissolution occurs or, if later, within 90 days after the date of the liquidation of the Partnership.
          (b) If the Liquidator is someone appointed by the Class B Limited Partner as provided above, the General Partner shall act in good faith and cooperate in all respects with the Liquidator in connection with the liquidation and winding up of the Partnership, including the process of marketing and selling the Partnership’s assets to a third party or parties.

          (c) In connection with the liquidation of the Partnership, the Liquidator shall determine if, as a result of tax distributions made by the Partnership to a Partner pursuant to Section 4.3, a Partner has received aggregate distributions from the Partnership since the formation of the Partnership in excess of the amount that such Partner would have otherwise received hereunder in the absence of Section 4.3 (the amount of such excess distributions, if any, as determined with reference to a Partner, being called “Excess Distributions”). If a Partner has received Excess Distributions, such Partner shall contribute to the Partnership cash equal to the Excess Distributions within 15 Business Days after request for same is received by the Liquidator. Any Capital Contribution made by a Partner pursuant to this Section 9.3(c) shall be distributed to the other Partners in such a manner so that each Partner has received the amount of distributions that such Partner would have received since the formation of the Partnership if distributions had been made in the absence of Section 4.3.
          (d) If a sale of the Partnership is structured as a sale of Interests (whether a direct sale, a merger, an exchange of interests, or other similar transaction), the amount of the aggregate purchase price to be allocated among the Partners shall be determined in a manner consistent with the amounts that would have been distributed to the Partners if the Partnership had been liquidated in accordance with this Section 9.3 and if the total liquidating distributions with respect to all Interests had equaled the aggregate purchase price being paid for all the Interests.
     9.4 Distributions in Cash or in Kind. Upon dissolution, the Liquidator may in its sole and absolute discretion (a) liquidate all or a portion of the Partnership assets and apply the proceeds of such liquidation in the manner set forth in Section 9.3 and/or (b) hire independent appraisers to appraise the value of Partnership assets not sold or otherwise disposed of or determine the Book Value of such assets, and allocate any unrealized gain or loss determined by such appraisal to the Partners’ respective Capital Accounts as though the properties in question had been sold on the date of distribution and, after giving effect to any such adjustment, distribute said assets in the manner set forth in Section 9.3; provided that the Liquidator shall in good faith attempt to liquidate sufficient Partnership assets to satisfy in cash the debts and liabilities described in Section 9.3.
     9.5 Time for Liquidation. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Liquidator to minimize the losses attendant upon such liquidation.
     9.6 Cancellation of Certificate. Upon the completion of the distribution of Partnership assets as provided herein, the Partnership shall be terminated, and the Liquidator (or the Partners if necessary) shall cause the cancellation of the Certificate of Limited Partnership and shall take such other actions as may be necessary to terminate the Partnership.
ARTICLE X
MISCELLANEOUS
     10.1 Notices. All notices, elections, demands or other communications required or permitted to be made or given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if given by (a) personal delivery, (b) overnight delivery service with proof of delivery, (c) facsimile (provided that such facsimile is confirmed), or (d) electronic transmission if acknowledgement thereof is received by the sender. When in this Agreement it is provided that a time period shall commence when a notice is received, such time period shall commence (i) upon actual receipt by the addressee if by personal delivery or overnight delivery service; (ii) at the time of the confirmation of receipt, if by facsimile; or (iii) upon telephone confirmation by the sender that an addressee has received an electronic transmission. Each Partner’s address for notices and other communications hereunder shall be that set forth on Exhibit B. A Partner may change its address by giving notice in writing to the other Partners and the Partnership of its new address.

     10.2 Amendments. Except as otherwise provided herein, including without limitation, Section 5.6(b)(iii), this Agreement may be amended, or any provision hereof waived, only with the written consent of each of the General Partner, a Supermajority-in-Interest and the Class B Limited Partner; provided, however, that no such amendment or waiver shall materially and adversely affect disproportionately the rights hereunder of any Limited Partner when compared with its effect on any other Limited Partner without the prior written approval of such disadvantaged Limited Partner.
     10.3 Partition. Each of the Partners hereby irrevocably waives for the term of the Partnership any right that such Partner may have to maintain any action for partition with respect to any assets or properties of the Partnership.
     10.4 Entire Agreement. This Agreement constitutes the complete and exclusive statement of the agreement between and among the Partners and replaces and supersedes all prior agreements, except for any agreement executed contemporaneously herewith by and among the Partners, or any of them, including the Contribution Agreement. Except as otherwise provided herein, this Agreement supersedes all written and oral statements, and no representation, statement, condition, or warranty not contained in this Agreement or the Contribution Agreement shall be binding on the Partners or have any force or effect whatsoever.
     10.5 No Waiver. The failure of any Partner to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of that Partner’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.
     10.6 Applicable Law; Submission to Jurisdiction. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. EACH PARTNER IRREVOCABLY CONSENTS AND AGREES THAT (I) ANY ACTION BROUGHT TO COMPEL ARBITRATION OR IN AID OF ARBITRATION IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, (II) ANY ACTION CONFIRMING AND ENTERING JUDGMENT UPON ANY ARBITRATION AWARD, AND (III) ANY ACTION FOR TEMPORARY INJUNCTIVE RELIEF TO MAINTAIN THE STATUS QUO OR PREVENT IRREPARABLE HARM, MAY BE BROUGHT IN THE STATE AND FEDERAL COURTS OF THE STATE OF TEXAS AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTNER HEREBY SUBMITS TO AND ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS THEREOF. EACH PARTNER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY CERTIFIED OR REGISTERED MAIL RETURN RECEIPT REQUESTED OR BY RECEIPTED COURIER SERVICE IN THE MANNER SET FORTH IN SECTION 10.1.
     10.7 Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     10.8 Exhibits. All of Exhibits attached hereto are incorporated herein by reference and made a part hereof for all purposes, and references to this Agreement shall also include such Exhibits unless the context in which used shall otherwise require.
     10.9 Survival of Representations and Warranties. All representations, warranties and covenants made by any party to this Agreement or any other document contemplated thereby or hereby shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement or such other document, regardless of any investigation made by or on behalf of any such party.
     10.10 No Third Party Benefit. Except for the rights of Covered Persons provided in this Agreement, nothing in this Agreement, either express or implied, is intended to or shall confer upon any Person other than the parties hereto, and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.
     10.11 Filings. Prior to conducting any business in any jurisdiction, the General Partner shall to the full extent necessary to establish limited liability for the Limited Partners under the laws of such jurisdiction and otherwise to comply with the laws of that jurisdiction, cause the Partnership to comply with all requirements for the registration or qualification of the Partnership to conduct business as a limited partnership (or a partnership in which the Limited Partners have limited liability) in that jurisdiction. Thereafter, the General Partner shall cause the Partnership to continue to comply with all such requirements and all other requirements necessary to maintain the limited liability of the Limited Partners in each jurisdiction where the Partnership does business.
     10.12 Remedies. Any remedies provided for in this Agreement shall be cumulative in nature and shall be in addition to any other remedies whatsoever (whether by operation of law, equity, contract or otherwise) which any party may otherwise have.
     10.13 Title to Property. All property owned by the Partnership, whether real or personal, tangible or intangible, shall be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such Property owned by the Partnership. The Partnership shall hold all of its assets in the name of the Partnership.
     10.14 Expenses. On or promptly after the date hereof, the Partnership shall reimburse (i) the Class B Limited Partner for the reasonable fees, costs and expenses incurred by it and its Affiliates in connection with its determination to invest in, and become a limited partner of, the Partnership, including the fees, costs and expenses of (x) legal counsel in connection with the negotiation, preparation and execution of this Agreement and related documents or instruments, a due diligence investigation of the Partnership and its Properties and the closing of the transactions contemplated hereby and (y) environmental and other third party professionals and consultants and (ii) the General Partner for the reasonable fees, costs and expenses of legal counsel incurred by it in connection with the negotiation, preparation and execution of this Agreement and related documents or instruments and the closing of the transactions contemplated hereby. Thereafter, the Partnership shall also promptly reimburse the Class B Limited Partner for all out of pocket costs and expenses incurred by it in connection with its investment in the Partnership, subject to a per annum cap of $15,000.00.
     10.15. Publicity. Except as may be required by applicable law, neither the Partnership, on the one hand, nor any Partner , on the other hand, shall (and shall cause each of its Affiliates and its and their respective directors, officer, employees and agents not to), directly or indirectly, issue any press release or make any other public statement in any media (including any Internet-based medium) regarding the terms of , or the transactions contemplated by, this Agreement, or the identities of any of the Limited Partners, without having first received the prior written consent of the Partnership and the Partners.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the Effective Date.

GENERAL PARTNER: ALTA MESA HOLDINGS GP, LLC a Texas limited liability company

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle, Chief Executive Officer

CLASS A LIMITED PARTNERS: ALTA MESA RESOURCES, LP, a Texas limited partnership
By:	Alta Mesa Resources GP, LLC, a Texas limited liability company, its sole general partner

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle, Chief Executive Officer

GALVESTON BAY RESOURCES HOLDINGS, LP, a Texas limited partnership
By:	Galveston Bay Resources Holdings GP, LLC, a Texas limited liability company, its sole general partner

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle, Chief Executive Officer
Signature Page 1
First Amended and Restated Agreement of Limited Partnership

     IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the Effective Date.

PETRO ACQUISITIONS HOLDINGS, LP, a Texas limited partnership
By:	Petro Acquisitions Holdings GP, LLC, a Texas limited liability company, its sole general partner

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle, Chief Executive Officer

PETRO OPERATING COMPANY HOLDINGS, INC., a Florida corporation
By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle, President

/s/ Harlan H. Chappelle
Harlan H. Chappelle

/s/ Dale Hayes
Dale Hayes
Signature Page 2
First Amended and Restated Agreement of Limited Partnership

     IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the Effective Date.

CLASS B LIMITED PARTNER: ALTA MESA INVESTMENT HOLDINGS INC.
By:	/s/ Carl J. Tricoli
Carl J. Tricoli
President
Signature Page 3
First Amended and Restated Agreement of Limited Partnership

EXHIBIT A
Defined Terms
     “Act” means the Texas Revised Limited Partnership Act, as amended from time to time, or any successor statute or statutes thereto.
     “Affiliate” means, with respect to any Person, (a) any Person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of that Person, (b) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote by that Person, (except, with respect to Section 7.2(c), the percentage ownership of outstanding securities shall be 15% or more), (c) any Person directly or indirectly controlling, controlled by, or under common control with that Person, and (d) any officer, director, partner, member, or manager of any Person described in subsections (a), (b), or (c) of this paragraph, and the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, activities or policies of any Person whether through the ownership of voting securities, by contract, employment, or otherwise.
     “Agreed Reserves” means a reserve of cash to pay reasonably anticipated future costs and liabilities of the Partnership, as agreed upon by the General Partner and the Class B Limited Partner.
     “Alta Mesa GP” has the meaning provided in the first paragraph of this Agreement.
     “Assignee” has the meaning provided in Section 7.4(a).
     “Available Cash” means all cash flow, receipts, and revenues generated by the Partnership of whatever source (including from financings) less the portion thereof used to pay Partnership costs and expenses and to fund Agreed Reserves.
     “Book Value” means with respect to any Partnership asset, the asset’s adjusted basis for federal income tax purposes, except that the Book Values of all Partnership assets shall be adjusted to equal their respective Fair Market Values, in accordance with the rules set forth in Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations, except as otherwise provided herein, immediately prior to: (a) the date of the acquisition of any additional Interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the date of the actual distribution of more than a de minimis amount of Partnership property (other than a pro rata distribution) to a Partner; or (c) the date of the actual liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations; provided that adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partner determines in its sole discretion that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners. The Book Value of any Partnership asset distributed to any Partner shall be adjusted immediately prior to such distribution to equal its Fair Market Value. The Book Value of any Partnership asset shall be adjusted from time to time by the depreciation, amortization and cost recovery deductions calculated in the manner provided in the definition of Net Income and Net Loss and by Simulated Depletion, as applicable.
     “Budget” has the meaning provided in Section 5.4.
     “Business Day” means a day that is not a Saturday, Sunday, or a day on which banks in Houston, Texas are authorized or required by law to close.
     “Capital Account” has the meaning provided in Section 4.6.
Exhibit A-1

     “Capital Contributions” mean the cash and the fair market value of property other than cash (net of liabilities which the Partnership assumes or takes the property subject to) contributed to the capital of the Partnership by a Partner.
     “Certificate of Limited Partnership” has the meaning provided in the Recitals.
     “Claim” has the meaning provided in Section 5.10(b).
     “Class A Limited Partners” means the Limited Partners listed on Exhibit B as the Class A Limited Partners.
     “Class B Buyout” means any purchase at any time of the Class B Limited Partner Interest by any of the Class B Buyout Participants.
     “Class B Buyout Participants” means the Class A Limited Partners or one or more other Persons, any of whom is an Affiliate of any Class A Limited Partner that elect under Section 7.2(c) to participate in a Class B Buyout.
     “Class B Commitment” has the meaning provided in Section 3.2(b).
     “Class B Interest Sale Price” means, in connection with any Class B Buyout, the total consideration paid to the Class B Limited Partner without regard to the form(s) in which such consideration is paid.
     “Class B Limited Partner” means the Limited Partner listed on Exhibit B as the Class B Limited Partner, and in the event of the acquisition of the interest of the initial Class B Limited partner by one or more Class A Limited Partners in accordance with Section 5.6(b)(i) the term “Class B Limited Partner” will include, in the aggregate, the Class A Limited Partners that acquire such interest.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute or statutes.
     “Confidential Information” has the meaning provided in Section 6.4(d).
     “Contribution Agreement Indemnity Obligation” shall mean any amount due and owing by the Partnership to an Investor Indemnified Party (as defined in the Contribution Agreement) pursuant to the terms and conditions of Article VI of the Contribution Agreement.
     “Contribution Amount” has the meaning provided in the Recitals.
     “Covered Person” has the meaning provided in Section 5.10(b).
     “Development Plan” has the meaning provided in Section 5.4.
     “Drawdown Notice” has the meaning provided in Section 3.2(c)(i).
     “Drawdowns” mean the Capital Contributions provided for in Section 3.2 and pursuant to the procedures set forth in Section 3.2 from time to time by the Class B Limited Partner pursuant to Drawdown Notices.
     “Effective Date” has the meaning provided in the first paragraph of this Agreement.
Exhibit A-2

     “Event of Dissolution” means any event set forth in Section 9.1.
     “Fair Market Value” means as to any other property on any date, the fair market value of such property on such date as determined in good faith by the General Partner and, in the instance of Section 5.6(b)(iv)(B), the Class B Limited Partner.
     “Fiscal Year” means the fiscal year of the Partnership, which shall be the calendar year.
     “Funding Date” has the meaning provided in Section 3.2.
     “GAAP” means those generally accepted accounting principles and practices consistently applied that are recognized in the United States of America as such by the Financial Accounting Standards Board (or any generally recognized successor thereto).
     “General Partner” means Alta Mesa GP, in its capacity as general partner of the Partnership, and any Person who becomes a replacement general partner of the Partnership pursuant to the terms hereof, but not any Person that has ceased to be a General Partner.
     “Implied Total Enterprise Equity Value” has the meaning given to that term in Section 7.2(c)(iii).
     “Individual Permitted Transferee” has the meaning given to that term in Section 7.2(a).
     “Interest” means, with respect to each Partner, a Partner’s entire ownership interest in the Partnership as a general partner or a limited partner (including, as a Class A Limited Partner or a Class B Limited Partner), as the case may be, and all rights and liabilities associated therewith, at any particular time, including, rights to distributions (liquidating or otherwise) and allocations.
     “IRR” means, when used with respect to the Class B Limited Partner, the aggregate internal rate of return of the Class B Limited Partner computed after all taxes imposed on the Partnership and its respective subsidiaries, but before any taxes imposed on the Class B Limited Partner. The internal rate of return is the discount rate that would set the Class B Limited Partner’s distributions from the Partnership equal to the Capital Contributions made by the Class B Limited Partner to the Partnership.
     “Key Person” means Mike Ellis and Harlan Chappelle.
     “Limited Partners” mean all Persons admitted as limited partners of the Partnership pursuant to this Agreement, including, all Class A Limited Partners or Class B Limited Partners, but not any Person who has ceased to be a Limited Partner pursuant to the terms hereof.
     “Liquidator” has the meaning provided in Section 9.3.
     “Liquidity Event” means any event in which the Partnership receives cash proceeds outside the ordinary course of the Partnership’s business, including (a) a sale of the Partnership and its Subsidiaries, whether structured as a merger or consolidation, share exchange, sale of Interests or the equity of the Subsidiaries, or a sale of all or substantially all of the assets of the Partnership and the Subsidiaries outside the normal course of business, (b) a public or private offering of the Interests or other public or private sale of debt or equity securities of the Partnership or a Subsidiary; and (c) a financing transaction or leveraged recapitalization of the Partnership or a Subsidiary.
     “Net Income and Net Loss” means for each Fiscal Year or other period, the taxable income or loss of the Partnership, or particular items thereof, determined in accordance with the accounting method used by the
Exhibit A-3

Partnership for federal income tax purposes with the following adjustments: (a) all items of income, gain, loss, deduction or expense specially allocated pursuant to Section 4.7(c) or Section 4.8 of this Agreement shall not be taken into account in computing such taxable income or loss; (b) any income of the Partnership that is exempt from federal income taxation and not otherwise taken into account in computing Net Income and Net Loss shall be added to such taxable income or loss; (c) if the Book Value of any asset differs from its adjusted tax basis for federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Book Value; (d) upon an adjustment to the Book Value of any asset pursuant to the definition of Book Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Book Value of any asset differs from its adjusted tax basis for federal income tax purposes the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Net Income and Net Loss shall be an amount which bears the same ratio to such Book Value as the federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided that if the federal income tax depreciation, amortization or other cost recovery deduction is zero, the General Partner may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Net Income and Net Loss); and (f) except for items in (a) above, any expenditures of the Partnership not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition, shall be treated as deductible items. Simulated Depletion, Simulated Gain and Simulated Loss shall not be taken into account in computing Net Income and Net Loss.
     “Net Cash From a Liquidity Event” means the cash proceeds received by the Partnership from a Liquidity Event, minus all costs and expenses paid or incurred by the Partnership, and Agreed Reserves established, in connection with such Liquidity Event. “Net Cash From a Liquidity Event” shall be increased by any reductions of Agreed Reserves previously established.
     “Net Cash From Operations” means the gross cash proceeds from Partnership operations (including sales and dispositions of property in the ordinary course of business) less the portion thereof used to pay or fund Partnership costs, expenses, contract operating costs (including operators’ general and administrative expenses), marketing costs, debt payments, capital improvements, replacements, tax distributions to the Partners and Agreed Reserves. “Net Cash From Operations” shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of Agreed Reserves previously established. In addition, “Net Cash From Operations” shall not include any proceeds from Liquidity Events and shall not be reduced by any costs or expenses or reserves included in the calculation of Net Cash From a Liquidity Event.
     “Offering Interest” has the meaning provided in Section 7.3(a).
     “Offering Notice” has the meaning provided in Section 7.3(a).
     “Offering Partner” has the meaning provided in Section 7.3(a).
     “1x Return Amount” has the meaning provided in Section 4.1(a).
     “Original Agreement” has the meaning provided in the Recitals.
     “Other Permitted Transferee” has the meaning given to that term in Section 7.2(b).
     “Partners” means all General Partners and all Limited Partners, where no distinction is required by the context in which the term is used.
     “Partner” means the General Partner or any Limited Partner.
Exhibit A-4

     “Partnership” has the meaning provided in the Recitals.
     “Percentage Interest” means, with respect to any Class A Limited Partner, a Partner’s Interest expressed as a percentage of the total Interests held by all of the Class A Limited Partners as set forth on Exhibit B which percentages shall be adjusted, and which Exhibit B shall be amended, by the General Partner, as appropriated to reflect the exercise of the Warrants, if any.
     “Permitted Transferee” has the meaning provided in Section 7.2.
     “Person” means an individual, an estate, a corporation, a company, a partnership, a limited partnership, a limited liability company, an association, a joint stock company, a trust or other legal entity.
     “Pro Rata” means the ratio determined by dividing the Percentage Interest of the General Partner or a Class A Limited Partner to whom a particular provision of this Agreement is stated to apply by the aggregate Percentage Interest of the General Partner or all of the Class A Limited Partners.
     “Properties” means all of the oil and gas properties owned by the Partnership or the Subsidiaries as of the Effective Date or acquired thereafter.
     “Related Party Subordinate Debt” shall mean that certain indebtedness described in Source of Payment, Limited Recourse and Subordination Agreement between Michael E. Ellis, as Noteholder, the Partnership, Class A Partners and Class B Partners.
     “Sowood” has the meaning provided in the first paragraph of this Agreement.
     “Shortfall Amount” has the meaning provided in Section 4.5.
     “Simulated Basis” shall mean the Book Value of any oil and gas property (as defined in Section 614 of the Code) as adjusted from time to time for Simulated Depletion.
     “Simulated Depletion” shall mean, with respect to each oil and gas property, a depletion allowance computed in accordance with federal income tax principles and in the manner specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any property, the Simulated Basis of such property shall be deemed to be the Book Value of such property, and in no event shall such allowance, in the aggregate, exceed such Simulated Basis.
     “Simulated Gain” shall mean the excess of the amount realized from the sale or other disposition of an oil or gas property over the Book Value of such property. If the Book Value of any property the sale of which would result in Simulated Gain is adjusted as provided in this Agreement, the amount of such adjustment shall be taken into account as gain from the disposition of such property for purposes of computing Simulated Gain.
     “Simulated Loss” shall mean the excess of the Book Value of an oil or gas property over the amount realized from the sale or other disposition of such property. If the Book Value of any property the sale of which would result in Simulated Loss is adjusted as provided in this Agreement, the amount of such adjustment shall be taken into account as loss from the disposition of such property for purposes of computing Simulated Loss.
     “Subsidiary” or “Subsidiaries” means any Person directly or indirectly controlled by the Partnership, and the term “controlled by” shall mean the possession, directly or indirectly, of the power to direct or cause
Exhibit A-5

the direction of the management, activities or policies of such Person whether through the ownership of voting securities, by contract, employment, or otherwise.
     “Supermajority-in-Interest” means those Class A Limited Partners holding Percentage Interests in the aggregate equal to or greater than 66-2/3% of Percentage Interests held by all Class A Limited Partners.
     “Transfer” means, with respect to an Interest, a direct sale, exchange, transfer, assignment, hypothecation, mortgage, pledge, or other disposition, granting of a security interest in, encumbering, or permitting any encumbrance, of the Interest in question by a Person or an indirect Transfer of the Interest by transferring all or a portion of the equity in such Person to a third Person.
     “Treasury Regulations” means the Income Tax Regulations promulgated under the Code, as the same may be hereafter amended from time to time.
     “2x Return Amount” has the meaning provided in Section 4.2(a).
     “Warrants” means each Replacement Warrant to Acquire Class A Percentage Interests of Alta Mesa Holdings, LP dated September 1, 2006, Warrant No. 7 and 8, to The Royal Bank of Scotland plc and Macquarie Americas Corp.
     “Warrant Holder” means each of The Royal Bank of Scotland plc and Macquarie Americas Corp. and any other Holder (as defined in the Warrants) permitted under the terms and conditions of the Warrants.
Exhibit A-6